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Exhibit 10.23

CONFORMED COPY

FIRST AMENDMENT TO OFFICE/FLEX BUILDING LEASE

        THIS FIRST AMENDMENT TO OFFICE/FLEX BUILDING LEASE (this "Amendment") is entered into as of November 30, 2003, by and between TRANSWESTERN METRO BUSINES PARK, L.L.C., a Delaware limited liability company ("Landlord"), and MRS. FIELDS' ORIGINAL COOKIES, INC., a Delaware corporation ("Tenant").

RECITALS:

        A.    Landlord and Tenant entered into that certain Lease dated May 15, 2003 (the "Lease") for approximately 10,000 square feet of rentable area (the "Premises") in the building located at 1290 W. 2320 South West Valley City, County of Salt Lake, State of Utah, commonly known as Metro Business Park (the "Building").

        B.    Landlord and Tenant agreed that Landlord would provide Tenant an improvement allowance not to exceed $500,000.00 (the "Allowance") and the actual amount of the Allowance shall be repaid by Tenant over the Lease Term with interest on the principal balance at 11% per annum, compounded, and shall be repaid by Tenant in equal monthly installments, together with the Base Rent. The Lease provides that Landlord and Tenant shall enter into an Amendment to the Lease specifying the actual amount of such monthly amortizing payments.

        C.    Landlord and Tenant desire to amend the Lease on the terms and conditions hereinafter set forth.

        NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree to amend the Lease as follows:

        1.    Repayment of Allowance.    Commencing on December 1, 2003, and continuing for the next one hundred and thirteen (113) consecutive months of the Lease Term, Tenant shall pay to Landlord, in addition to the Base Rent and Additional Rent due under the Lease, Seven Thousand One Hundred Twenty-Three and 72/100 Dollars ($7,123.72), per month, as Additional Rent under the Lease, together with the Monthly Base Rent, as set forth in Section 5 of the Lease, without demand, deduction or setoff, except as expressly provided in the Lease.

        Upon the early termination of the Lease Term for any reason, or upon the occurrence of an Event of Default by Tenant, the entire unpaid principal balance of the Allowance and all accrued and unpaid interest thereon shall immediately become due and payable.

        2.    Brokers.    Landlord and Tenant each represent and warrant to the other that the only broker they have dealt with in connection with this Amendment is Transwestern Commercial Services, whose commission and fees shall be paid by Landlord pursuant to a separate written agreement. Landlord and Tenant each agree to defend, indemnify and hold the other harmless from and against all claims by any other broker for fees, commissions or other compensation to the extent such broker alleges to have been retained by the indemnifying party in connection with the execution of this Amendment. The provisions of this paragraph shall survive the expiration or sooner termination of the Lease.

        3.    Limitation of Landlord's Liability.    The obligations of Landlord under the Lease as amended by this Amendment do not constitute personal obligations of the individual partners, members, directors, officers, shareholders, trustees or beneficiaries of Landlord, and Tenant shall not seek recourse against the partners, members, directors, officers, shareholders, trustees or beneficiaries of Landlord, or any of their personal assets for satisfaction of any liability with respect to the Lease as amended by this Amendment. In the event of any default by Landlord under the Lease as amended by this Amendment, Tenant's sole and exclusive remedy shall be against Landlord's interest in the Building and the real property on which it is located. The provisions of this paragraph are not designed to relieve Landlord from the performance of any of its obligations hereunder, but rather to limit Landlord's liability in the case of the recovery of a judgment against it, as aforesaid, nor shall any of the provisions of this paragraph be deemed to limit or otherwise affect Tenant's right to obtain injunctive relief or specific performance or availability of any other right or remedy which may be accorded Tenant by law or the Lease. In the event of sale or other transfer of Landlord's right, title and interest in the Building, Landlord shall be released from all liability and obligations thereafter accruing under the Lease as amended by this Amendment; provided, that this paragraph shall inure to the benefit of any such purchaser or transferee.

        4.    Miscellaneous.    Except as modified herein, the Lease and all of the terms and provisions thereof shall remain unmodified and in full force and effect as originally written. In the event of any conflict or inconsistency between the provisions of the Lease and the provisions of this Amendment, the provisions of this Amendment shall control. All terms used herein but not defined herein which are defined in the Lease shall have the same meaning for purposes hereof as they do for purposes of the Lease. The Recitals set forth above in this Amendment are hereby incorporated by this reference. This Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective beneficiaries, successors and assigns.

        5.    Counterparts.    This Amendment may be executed in any number of counterparts and by each of the undersigned on separate counterparts, which counterparts taken together shall constitute one and the same instrument.

        IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the day and year first above written.

LANDLORD:
TRANS WESTERN METRO BUSINESS PARK, L.L.C., a Delaware limited liability company
By:	Transwestern Investment Company, L.L.C., its agent
By:	/s/ JOSEPH P. CONCEPCION Name: Joseph P. Concepcion Title: Vice President
TENANT:
MRS. FIELDS' ORIGINAL COOKIES, INC., a Delaware corporation
By:	/s/ MICHAEL WARD Name: Michael Ward Title:

OFFICE/FLEX BUILDING LEASE

BETWEEN

TRANSWESTERN METRO BUSINESS PARK, L.L.C.
("LANDLORD")

AND

MRS. FIELDS' ORIGINAL COOKIES, INC.,
A DELAWARE CORPORATION
("TENANT")

DATE OF LEASE May 15, 2003

METRO BUSINESS PARK
SALT LAKE CITY, UTAH

TABLE OF CONTENTS

	Section
1.	DEFINITIONS	1
2.	LEASE GRANT	4
3.	ADJUSTMENT OF COMMENCEMENT DATE/POSSESSION	4
4.	USE	4
5.	BASE RENT	5
6.	SECURITY DEPOSIT	6
7.	SERVICES TO BE FURNISHED BY LANDLORD	7
8.	LEASEHOLD IMPROVEMENTS/TENANT'S PROPERTY	7
9.	SIGNAGE	8
10.	REPAIRS AND ALTERATIONS BY TENANT	8
11.	USE OF ELECTRICAL SERVICES BY TENANT	10
12.	ENTRY BY LANDLORD	11
13.	ASSIGNMENT AND SUBLETTING	11
14.	MECHANIC'S LIENS	12
15.	INSURANCE	13
16.	INDEMNITY	14
17.	DAMAGES FROM CERTAIN CAUSES	16
18.	CASUALTY DAMAGE	16
19.	CONDEMNATION	16
20.	HAZARDOUS SUBSTANCES	17
21.	AMERICANS WITH DISABILITIES ACT	19
22.	EVENTS OF DEFAULT	19
23.	REMEDIES	20
24.	NO WAIVER	23
25.	PEACEFUL ENJOYMENT	23
26.	SUBSTITUTION	25
27.	HOLDING OVER	25
28.	SUBORDINATION TO MORTGAGE/ESTOPPEL CERTIFICATE	25
29.	NOTICE	26
30.	INTENTIONALLY OMITTED	26
31.	SURRENDER OF PREMISES	26
32.	RIGHTS RESERVED TO LANDLORD	27
33.	MISCELLANEOUS	27
34.	ENTIRE AGREEMENT	29
35.	LIMITATION OF LIABILITY	30

EXHIBITS

OFFICE/FLEX BUILDING LEASE AGREEMENT

        This Office/Flex Building Lease Agreement (the "Lease"), made and entered into on this the            day of May, 2003, between Transwestern Metro Business Park, L.L.C., a Delaware limited liability company ("Landlord") and Mrs. Fields' Original Cookies, Inc., a Delaware corporation ("Tenant").

W I T N E S S E T H:

        1.    Definitions.    The following are definitions of some of the defined terms used in this Lease. The definition of other defined terms are found throughout this Lease.

          A.    "Building" shall mean the Office/Flex building at 1290 W. 2320 South, West Valley City, County of Salt Lake, State of Utah, currently known as Metro Business Park.

          B.    "Base Rent": Base Rent will be paid according to the following schedule, subject to the provisions of Section 5 hereof. For the purposes of this Section 1.B, "Lease Year" shall mean the twelve (12) month period (or a portion thereof ending on the Termination Date) commencing on the Commencement Date, and on each anniversary of the Commencement Date.

PERIOD	ANNUAL BASE RENT	MONTHLY INSTALLMENTS OF BASE RENT
First Lease Year	$42,500.04	$3,541.67
Second Lease Year	$43,775.04	$3,647.92
Third Lease Year	$45,088.32	$3,757.36
Fourth Lease Year	$46,440.96	$3,870.08
Fifth Lease Year	$47,834.16	$3,986.18
Sixth Lease Year	$49,269.12	$4,105.76
Seventh Lease Year	$50,747.16	$4,228.93
Eighth Lease Year	$52,269.60	$4,355.80
Ninth Lease Year	$53,837.64	$4,486.47
Tenth Lease Year	$55,452.77	$4,621.06

          The Base Rent due for the fourth (4th) month during the Lease Term (hereinafter defined) shall be paid by Tenant to Landlord contemporaneously with Tenant's execution hereof.

          As long as Tenant is not in default under the terms of this Lease, Tenant shall be entitled to an abatement of Rent for the Premises in the amount of $5,266.67 for the first three (3) full calendar month(s) following the Commencement Date (the "Rent Abatement Period"). The total amount of Rent abated during the Rent Abatement Period shall equal $15,800.01 (the "Abated Rent"). In the event Tenant defaults at any time during the Lease Term, all Abated Rent shall immediately become due and payable. The payment by Tenant of all Abated Rent in the event of a default shall not limit or affect any of Landlord's other rights, pursuant to this Lease or at law or in equity. During the Rent Abatement Period, only Rent shall be abated, and all other costs and charges specified in this Lease shall remain as due and payable pursuant to the provisions of this Lease.

          C.    "Additional Rent": shall mean Tenant's Pro Rata Share of Basic Costs (hereinafter defined) and any other sums (exclusive of Base Rent) that are required to be paid to Landlord by Tenant hereunder, which sums are deemed to be Additional Rent under this Lease. Additional Rent and Base Rent are sometimes collectively referred to herein as "Rent."

          D.    "Basic Costs" shall mean all direct and indirect costs and expenses incurred in connection with the Building as more fully defined in Exhibit C attached hereto.

          E.    "Security Deposit" shall mean the sum of Five Thousand Two Hundred Sixty-Six and 67/100 Dollars ($5,266.67). The Security Deposit shall be paid by Tenant to Landlord contemporaneously with Tenant's execution hereof.

          F.     "Commencement Date", "Lease Term" and "Termination Date" shall have the meanings set forth in subsection 1.F(1) or 1.F(2) below:

            (1)   The "Lease Term" shall mean a period of one hundred twenty (120) months commencing on June 1, 2003, (the "Commencement Date") and unless sooner terminated as provided herein, end on May 31, 2013 (the "Termination Date").

            (2)   Intentionally Deleted.

          G.    "Premises" shall mean the space located within the Building and outlined on Exhibit A to this Lease.

          H.    "Approximate Rentable Area in the Premises" shall mean the area contained within the demising walls of the Premises and any other area designated for the exclusive use of Tenant plus an allocation of the Tenant's pro rata share of the square footage of the "Common Areas" and the "Service Areas" (as defined below). For purposes of the Lease it is agreed and stipulated by both Landlord and Tenant that the Approximate Rentable Area in the Premises is 10,000 square feet.

          I.     The "Approximate Rentable Area in the Building" is 23,017 square feet. The Approximate Rentable Area in the Premises and the Approximate Rentable Area in the Building as set forth herein may be revised at Landlord's election if Landlord or Landlord's architect determines such estimate to be inaccurate after examination of the final drawings of the Premises and the Building.

          J.     "Tenant's Pro Rata Share" shall mean 43.45% which is the quotient (expressed as a percentage), derived by dividing the Approximate Rentable Area in the Premises by the Approximate Rentable Area in the Building; provided, however, that Tenant's Pro Rata share shall be equitably adjusted upon the inclusion of additional leasable area within the Property.

          K.    "Permitted Use" shall mean food preparation, test kitchen, training center, classrooms, and general office and storage.

          L.    Intentionally Deleted.

          M.   "Guarantor(s)" shall mean N/A and any other party that agrees in writing to guarantee Tenant's obligations under the Lease.

          N.    "Broker(s)" shall mean Prime Commercial, for Tenant, and CB Richard Ellis, for Landlord.

          0.     "Building Manager" shall mean Transwestern Commercial Services or such other company as Landlord shall designate from time to time.

          P.     "Building Standard" shall mean the type, brand, quality and/or quantity of materials Landlord designates from time-to-time to be the minimum quality and/or quantity to be used in the Building or the exclusive type, grade, quality and/or quantity of material to be used in the Building.

          Q.    "Business Day(s)" shall mean Mondays through Fridays exclusive of the normal business holidays of New Year's Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day ("Holidays"). Landlord, from time to time during the Lease Term, shall have the right to designate additional Holidays, provided such additional Holidays are commonly recognized by other Office/Flex buildings in the area where the Building is located.

          R.    "Common Areas" shall mean those areas located within the Building or on the Property used for corridors, elevator foyers, mail rooms, restrooms, mechanical rooms, elevator mechanical rooms, property management office, janitorial closets, electrical and telephone closets, vending areas, and lobby areas (whether at ground level or otherwise), entrances, exits, sidewalks, skywalks, tunnels, driveways, parking areas and parking garages and landscaped areas and other similar facilities provided for the common use or benefit of tenants generally and/or the public.

          S.     "Default Rate" shall mean the lower of (i) the Prime Rate plus six percent (6%) or (ii) the Maximum Rate.

          T.     "Maximum Rate" shall mean the highest rate of interest from time-to-time permitted under applicable federal and state law.

          U.    "Normal Business Hours" for the Building shall mean 8:00 a.m. to 6:00 p.m. Mondays through Fridays, and 8:00 a.m. to 1:00 p.m. on Saturdays, exclusive of Holidays.

          V.     Intentionally Deleted.

          W.    "Prime Rate" shall mean the per annum interest rate announced by and quoted in The Wall Street Journal from time-to-time as the prime or base rate.

          X.    "Property" shall mean the Building and the parcel(s) of land on which it is located, other improvements located on such land, adjacent parcels of land that Landlord operates jointly with the Building, and other buildings and improvements located on such adjacent parcels of land.

          Y.     "Service Areas" shall mean those areas within the Building used for stairs, elevator shafts, flues, vents, stacks, pipe shafts and other vertical penetrations (but shall not include any such areas for the exclusive use of a particular tenant).

          Z.    "Notice Addresses" shall mean the following addresses for Tenant and Landlord, respectively:

Tenant:	Mrs. Field's Original Cookies, Inc. 2855 East Cottonwood Parkway Salt Lake City, Utah 84121 Attn: Legal Department
with a copy to:	Mrs. Field's Original Cookies, Inc. Training Facility 1290 West 2320 South West Valley City, Utah 84119
Landlord:	Transwestern Commercial Services 1555 West 2200 South Suite B West Valley City, Utah 84119 Attn: Property Manager
with a copy to:	Transwestern Investment Company 150 North Wacker Drive Suite 800 Chicago, Illinois 60606 Attn: Owner's Representative
with a copy to:	Wendy Freyer, Esq. Drane & Freyer 150 North Wacker Drive 6th Floor Chicago, Illinois 60606
Payment of Rent only shall be made payable to the order of:	Transwestern Commercial Services at the following address: 1555 West 2200 South Suite B West Valley City, Utah 84119

  or such other name and address as Landlord shall, from time to time, designate.

        2.    Lease Grant.    Subject to and upon the terms herein set forth, Landlord leases to Tenant and Tenant leases from Landlord the Premises on an "as-is" basis (except as otherwise expressly set forth herein) together with the right, in common with others, to use the Common Areas.

        3.    Adjustment of Commencement Date/Possession.

          A.    By taking possession of the Premises, Tenant is deemed to have accepted the Premises and agreed that the Premises is in good order and satisfactory condition, with no representation or warranty by Landlord as to the condition of the Premises or the Building or suitability thereof for Tenant's use.

          B.    Notwithstanding anything to the contrary contained in this Lease, Landlord shall not be obligated to tender possession of any portion of the Premises or other space leased by Tenant from time to time hereunder that, on the date possession is to be delivered, is occupied by a tenant or other occupant or that is subject to the rights of any other tenant or occupant, nor shall Landlord have any other obligations to Tenant under this Lease with respect to such space until the date Landlord: (1) recaptures such space from such existing tenant or occupant; and (2) regains the legal right to possession thereof. This Lease shall not be void or voidable nor otherwise affected by any such failure to deliver possession and Tenant shall have no claim for damages against Landlord as a result thereof, all of which are hereby waived and released by Tenant. If Landlord is prevented from delivering possession of the Premises to Tenant due to the holding over in possession of the Premises by a tenant or other occupant thereof, Landlord shall use reasonable efforts to regain possession of the Premises in order to deliver the same to Tenant. If the Lease Term is to be determined pursuant to Section 1.F(1) hereof, the Commencement Date shall be postponed until the date Landlord delivers possession of the Premises to Tenant, in which event the Termination Date shall, at the option of Landlord, correspondingly be postponed on a per diem basis.

          C.    If Tenant takes possession of the Premises prior to the Commencement Date, such possession shall be subject to all the terms and conditions of the Lease and Tenant shall pay Base Rent and Additional Rent to Landlord for each day of occupancy prior to the Commencement Date. Notwithstanding the foregoing, if Tenant, with Landlord's prior approval, takes possession of the Premises prior to the Commencement Date for the sole purpose of performing any Landlord-approved improvements therein or installing furniture, equipment or other personal property of Tenant, such possession shall be subject to all of the terms and conditions of the Lease, except that Tenant shall not be required to pay Rent with respect to the period of time prior to the Commencement Date during which Tenant performs such work. Tenant shall, however, be liable for the cost of any services (e.g. electricity, HVAC, freight elevators) that are provided to Tenant or the Premises during the period of Tenant's possession prior to the Commencement Date. Nothing herein shall be construed as granting Tenant the right to take possession of the Premises prior to the Commencement Date, whether for construction, fixturing or any other purpose, without the prior consent of Landlord.

        4.    Use.    The Premises shall be used for the Permitted Use and for no other purpose. Tenant agrees not to use or permit the use of the Premises for any purpose which is illegal, dangerous to life, limb or property or which, in Landlord's sole judgment, creates a nuisance or which would increase the cost of insurance coverage with respect to the Building. Tenant will conduct its business and control its agents, servants, employees, customers, licensees, and invitees in such a manner as not to interfere with, annoy or disturb other tenants or Landlord in the management of the Building and the Property. Tenant will maintain the Premises in a clean and healthful condition, and comply with all laws, ordinances, orders, rules and regulations of any governmental entity with reference to the use, condition, configuration or occupancy of the Premises. Tenant, within ten (10) days after the receipt thereof, shall provide Landlord with copies of any notices it receives with respect to a violation or alleged violation of any such laws, ordinances, orders, rules and regulations. Tenant, at its expense, will comply with the rules and regulations of the Building attached hereto as Exhibit B and such other rules and regulations adopted and altered by Landlord from time-to-time and will cause all of its agents, employees, invitees and visitors to do so. All such changes to rules and regulations will be reasonable and shall be sent by Landlord to Tenant in writing.

        5.    Base Rent.

          A.    Tenant covenants and agrees to pay to Landlord during the Lease Term, without any defense, counterclaim, setoff or deduction except as otherwise expressly provided herein, the full amount of all Base Rent and Additional Rent due hereunder and the full amount of all such other sums of money as shall become due under this Lease (including, without limitation, any charges for replacement of electric lamps and ballasts and any other services, goods or materials furnished by Landlord at Tenant's request), all of which hereinafter may be collectively called "Rent." In addition Tenant shall pay and be liable for, as Additional Rent, all rent, sales and use taxes or other similar taxes, if any, levied or imposed by any city, state, county or other governmental body having authority, such payments to be in addition to all other payments required to be paid to Landlord by Tenant under the terms and conditions of this Lease. Any such payments shall be paid concurrently with the payments of the Rent on which the tax is based. The Base Rent and Additional Rent for each calendar year or portion thereof during the Lease Term, shall be due and payable in advance in monthly installments on the first day of each calendar month during the Lease Term and any extensions or renewals hereof, and Tenant hereby agrees to pay such Base Rent and Additional Rent to Landlord without demand. If the Lease Term commences on a day other than the first day of a month or terminates on a day other than the last day of a month, then the installments of Base Rent and Additional Rent for such month or months shall be prorated, based on the number of days in such month. No payment by Tenant or receipt or acceptance by Landlord of a lesser amount than the correct installment of Rent due under this Lease shall be deemed to be other than a payment on account of the earliest Rent due hereunder, nor shall any endorsement or statement on any check or any letter accompanying any check or payment be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord's right to recover the balance or pursue any other available remedy. The acceptance by Landlord of an installment of Rent on a date after the due date of such payment shall not be construed to be a waiver of Landlord's right to declare a default for any other late payment. All amounts received by Landlord from Tenant hereunder shall be applied first to the earliest accrued and unpaid Rent then outstanding. Tenant's covenant to pay Rent shall be independent of every other covenant set forth in this Lease.

          B.    To the extent allowed by law, all installments of Rent not paid when due shall bear interest at the Default Rate from the date due until paid. In addition, if Tenant fails to pay any installment of Base Rent and Additional Rent or any other item of Rent when due and payable hereunder, a "Late Charge" equal to five percent (5%) of such unpaid amount will be due and payable immediately by Tenant to Landlord.

          C.    The Additional Rent payable hereunder shall be adjusted from time-to-time in accordance with the provisions of Section 11 and Exhibit C attached hereto and incorporated herein for all purposes.

        6.    Security Deposit.    The Security Deposit shall be held by Landlord without liability for interest and as security for the performance by Tenant of Tenant's covenants and obligations under this Lease including but not limited to those set forth in Section 10 hereof, it being expressly understood that the Security Deposit shall not be considered an advance payment of Rent or a measure of Tenant's liability for damages in case of default by Tenant. Landlord shall have no fiduciary responsibilities or trust obligations whatsoever with regard to the Security Deposit and shall not assume the duties of a trustee for the Security Deposit. Landlord may, from time-to-time, without prejudice to any other remedy and without waiving such default, use the Security Deposit to the extent necessary to cure or attempt to cure, in whole or in part, any default of Tenant hereunder. Following any such application of the Security Deposit, Tenant shall pay to Landlord on demand the amount so applied in order to restore the Security Deposit to its original amount. If Tenant is not in default at the termination of this Lease, the balance of the Security Deposit remaining after any such application shall be returned by Landlord to Tenant within sixty (60) days thereafter. If Landlord transfers its interest in the Premises during the term of this Lease, Landlord may assign the Security Deposit to the transferee and thereafter shall have no further liability for the return of such Security Deposit. Tenant agrees to look solely to such transferee or assignee or successor thereof for the return of the Security Deposit. Landlord and its successors and assigns shall not be bound by any actual or attempted assignment or encumbrance of the Security Deposit by Tenant. Landlord shall not be required to keep the Security Deposit separate from its other accounts.

        7.    Services to be Furnished by Landlord.

          A.    Landlord agrees to furnish Tenant the following services:

            (1)   Water for use in the lavatories on the floor(s) on which the Premises is located. If Tenant desires water in the Premises for any approved reason, including a private lavatory or kitchen, cold water shall be supplied, at Tenant's sole cost and expense, from the Building water main through a line and fixtures installed at Tenant's sole cost and expense with the prior reasonable consent of Landlord. If Tenant desires hot water in the Premises, Tenant, at its sole cost and expense and subject to the prior reasonable consent of Landlord, may install a hot water heater in the Premises. Tenant shall be solely responsible for the maintenance and repair of any such water heater.

            (2)   Central heat and air conditioning in season during Normal Business Hours, at such temperatures and in such amounts as are considered by Landlord, in its reasonable judgment, to be standard for buildings of similar class, size, age and location, or as required by governmental authority. In the event that Tenant requires central heat, ventilation or air conditioning service at times other than Normal Business Hours, such additional service shall be furnished only upon the written request of Tenant delivered to Landlord prior to 3:00 p.m. at least one Business Day in advance of the date for which such usage is requested. Tenant shall bear the entire cost of additional service as such costs are determined by Landlord from time-to-time, as Additional Rent upon presentation of a statement therefor by Landlord. All additional heating, ventilating and air conditioning required (if any) to accommodate Tenant's design shall be installed at Tenant's expense subject to Landlord's prior written approval. The cost of operation and maintenance of the equipment shall be the responsibility of Tenant and paid to Landlord as Additional Rent.

            (3)   Maintenance and repair of all Common Areas in the manner and to the extent reasonably deemed by Landlord to be standard for buildings of similar class, size, age and location.

            (4)   Electricity to the Premises in accordance with and subject to the terms and conditions of Section 11 of this Lease.

          B.    If Tenant requests any other utilities or building services in addition to those identified above, or any of the above utilities or building services in frequency, scope, quality or quantities substantially greater than the standards set by Landlord for the Building, then Landlord shall use reasonable efforts to attempt to furnish Tenant with such additional utilities or building services. Landlord may impose a reasonable charge for such additional utilities or building services, which shall be paid monthly by Tenant as Additional Rent on the same day that the monthly installment of Base Rent is due.

          C.    Except as otherwise expressly provided herein, the failure by Landlord to any extent to furnish, or the interruption or termination of these defined services in whole or in part, resulting from adherence to laws, regulations and administrative orders, wear, use, repairs, improvements, alterations or any causes beyond the reasonable control of Landlord shall not render Landlord liable in any respect nor be construed as a constructive eviction of Tenant, nor give rise to an abatement of Rent, nor relieve Tenant from the obligation to fulfill any covenant or agreement hereof. Should any of the equipment or machinery used in the provision of such services for any cause cease to function properly, Landlord shall use reasonable diligence to repair such equipment or machinery.

        8.    Leasehold Improvements/Tenant's Property.    All fixtures, equipment, improvements and appurtenances attached to, or built into, the Premises at the commencement of or during the Lease Term, whether or not by, or at the expense of, Tenant ("Leasehold Improvements"), shall be and remain a part of the Premises; shall be the property of Landlord; and shall not be removed by Tenant except as expressly provided herein. All unattached and moveable partitions, trade fixtures, moveable equipment or furniture located in the Premises and acquired by or for the account of Tenant, without expense to Landlord, which can be removed without structural damage to the Building or Premises, and all personally brought into the Premises by Tenant ("Tenant's Property") shall be owned and insured by Tenant. Landlord may, nonetheless, at any time prior to, or within one (1) month after, the expiration or earlier termination of this Lease or Tenant's right to possession, require Tenant to remove any Leasehold Improvements performed by or for the benefit of Tenant and all electronic, phone and data cabling as are designated by Landlord (the "Required Removables") at Tenant's sole cost. In the event that Landlord so elects, Tenant shall remove such Required Removables within ten (10) days after notice from Landlord, provided that in no event shall Tenant be required to remove such Required Removables prior to the expiration or earlier termination of this Lease or Tenant's right to possession. In addition to Tenant's obligation to remove the Required Removables, Tenant shall repair any damage caused by such removal and perform such other work as is reasonably necessary to restore the Premises to a "move in" condition. If Tenant fails to remove any specified Required Removables or to perform any required repairs and restoration within the time period specified above, (i) Landlord, at Tenant's sole cost and expense, may remove the Required Removables (and repair any damage occasioned thereby) and dispose thereof or deliver the Required Removables to any other place of business of Tenant, or warehouse the same, and Tenant shall pay the cost of such removal, repair, delivery, or warehousing of the Required Removables within five (5) days after demand from Landlord and (ii) such failure shall be deemed a holding over by Tenant under Section 27 hereof until such failure is rectified by Tenant or Landlord.

        9.    Signage.    Landlord shall provide and install, at Tenant's cost, all letters or numerals on the exterior of the Premises; all such letters and numerals shall be in the standard graphics for the Building and no others shall be used or permitted on the Premises without Landlord's prior written consent. In addition, Landlord will list Tenant's name in the Building's directory, if any.

        Monument Sign.    At Landlord's option, Landlord shall either (i) permit Tenant to place its identity or logo sign on the existing monument sign in the north corner of the Property or (ii) Landlord shall, subject to the requirements of applicable laws and ordinances, and subject to documents of record, construct a non-exclusive, multi-tenant ground level monument sign (the "Monument Sign") at the south corner of the Building in a location approved by Landlord and by the City of Salt Lake. Tenant shall be permitted to use one (1) slot on the Monument Sign for Tenant's identity sign. Landlord shall bear the cost of constructing the Monument Sign. Tenant shall bear the cost of fabricating and installing its identity sign to be placed on Monument Sign. Tenant's identity sign shall be professionally fabricated and the content thereof shall be limited to Tenant's name and business logo. Tenant's identity sign shall be subject to Landlord's reasonable approval. Tenant's rights under this Section shall be personal to Tenant and are not assignable.

        Tenant shall be permitted to install, at Tenant's cost, its Trade Name on the doors located at the southeast corner and north side entrances of the Building.

        10.    Repairs and Alterations by Tenant.

          A.    Except to the extent such obligations are imposed upon Landlord hereunder, Tenant shall, at its sole cost and expense, maintain the Premises in good order, condition and repair throughout the entire Lease Term, ordinary wear and tear excepted. Tenant agrees to keep the areas visible from outside the Premises in a neat, clean and attractive condition at all times. Tenant shall be responsible for all repairs, replacements and alterations in and to the Premises, Building and Property and the facilities and systems thereof, the need for which arises out of (1) Tenant's use or occupancy of the Premises, (2) the installation, removal, use or operation of Tenant's Property (as defined in Section 8. above), (3) the moving of Tenant's Property into or out of the Building, or (4) the act, omission, misuse or negligence of Tenant, its agents, contractors, employees or invitees. Tenant shall be responsible for repair, maintenance and replacement, if necessary, of the HVAC system and equipment serving the Premises. All such repairs, replacements or alterations shall be performed in accordance with Section 10.B. below and the rules, policies and procedures reasonably enacted by Landlord from time to time for the performance of work in the Building. If Tenant fails to maintain the Premises in good order, condition and repair, Landlord shall give Tenant notice to perform such acts as are reasonably required to so maintain the Premises. If Tenant fails to promptly commence such work and diligently pursue it to its completion, then Landlord may, at its option, make such repairs, and Tenant shall pay the cost thereof to Landlord on demand as Additional Rent, together with an administration charge in an amount equal to ten percent (10%) of the cost of such repairs. Landlord shall, at its expense (except as included in Basic Costs) keep and maintain in good repair and working order and make all repairs to and perform necessary maintenance upon: (a) all structural elements of the Building; and (b) all mechanical, electrical and plumbing systems that serve the Building in general; and (c) the Building facilities common to all tenants including but not limited to, the ceilings, walls and floors in the Common Areas, provided if repairs and/or maintenance to any of the foregoing are made necessary by the act or omission of Tenant, its agents, employees, contractors or invitees, Tenant shall pay the cost thereof to Landlord on demand as Additional Rent, together with an administrative charge equal to ten percent (10%) of the cost thereof.

          B.    Tenant shall not make or allow to be made any alterations, additions or improvements to the Premises, without first obtaining the written consent of Landlord in each such instance, which consent may be refused or given on such conditions as Landlord may elect. Prior to commencing any such work and as a condition to obtaining Landlord's consent, Tenant must furnish Landlord with plans and specifications acceptable to Landlord; names and addresses of contractors reasonably acceptable to Landlord; copies of contracts; necessary permits and approvals; evidence of contractor's and subcontractor's insurance in accordance with Section 15 hereof. Tenant shall be responsible for insuring that all such persons procure and maintain insurance coverage against such risks, in such amounts and with such companies as Landlord may require, including, but not limited to, Builder's Risk and Worker's Compensation insurance. All such improvements, alterations or additions shall be constructed in a good and workmanlike manner using Building Standard materials or other new materials of equal or greater quantity. Landlord, to the extent reasonably necessary to avoid any disruption to the tenants and occupants of the Building, shall have the right to designate the time when any such alterations, additions and improvements may be performed and to otherwise designate reasonable rules, regulations and procedures for the performance of work in the Building. Upon completion, Tenant shall furnish "as-built" plans, contractor's affidavits and full and final waivers of lien and receipted bills covering all labor and materials. All improvements, alterations and additions shall comply with the insurance requirements, codes, ordinances, laws and regulations, including without limitation, the Americans with Disabilities Act. Tenant shall reimburse Landlord upon demand for all sums, if any, expended by Landlord for third party examination of the architectural, mechanical, electrical and plumbing plans for any alterations, additions or improvements. Landlord's approval of Tenant's plans and specifications for any work performed for or on behalf of Tenant shall not be deemed to be representation by Landlord that such plans and specifications comply with applicable insurance requirements, building codes, ordinances, laws or regulations or that the alterations, additions and improvements constructed in accordance with such plans and specifications will be adequate for Tenant's use.

          Notwithstanding anything herein to the contrary, Landlord agrees not to withhold or delay its consent unreasonably to any alterations, additions or improvements by Tenant which (i) do not affect base building systems or the structure of the Building, (ii) are not visible from the outside the Premises, and (iii) which would not materially detract from the aesthetic integrity of the Building or its design. Landlord shall not be deemed to have acted unreasonably if it withholds its consent because, in Landlord's opinion, such work: could affect the safety of the Building or its occupants; would increase Landlord's cost of repairs, insurance or furnishing services or otherwise adversely affect Landlord's ability to efficiently operate the Building or furnish services to Tenant or other tenants; involves toxic or hazardous materials; could be costly or hazardous to remove or demolish; requires entry into another tenant's premises or use of public areas; or is prohibited by any mortgage on the Building. The foregoing reasons, however, shall not be exclusive of the reasons for which Landlord may withhold consent, whether or not such other reasons are similar or dissimilar to the foregoing. Specific consent from Landlord shall not be required for work not costing more than $20,000.00 each project and consisting solely of painting, wall covering and carpeting or similar decorating work or furnishings (so long as such work does not involve hazardous materials, and does not fall within category (i) or (ii) above) and Tenant may perform such work, so long as Tenant informs Landlord in reasonable detail of the nature of the work, and otherwise complies with the provisions of this Section 10.

        11.    Use of Electrical Services by Tenant.

          A.    The electricity for the Premises is separately metered and Tenant shall pay for the cost of Tenant's use of electricity in the Premises.

          B.    Landlord may elect to discontinue the distribution or furnishing of electricity to the Premises if such services may feasibly be furnished directly to Tenant by the Electric Service Provider supplying same. In the event of any such election by Landlord: (i) Landlord agrees to give reasonable advance notice of such discontinuance to Tenant; (ii) Tenant shall receive electricity directly from the Electric Service Provider supplying such service to the Building and the existing feeders, risers, wiring, pipes and other facilities serving the Premises may be used by Tenant for such purpose to the extent they are suitable and safely capable of carrying Tenant's requirements; and (iii) Tenant agrees to pay such charges and costs, if any, as such Electric Service Provider may impose in connection with the installation of Tenant's meters. This Lease shall remain in full force and effect and such discontinuance shall not constitute an actual or constructive eviction, in whole or in part, or relieve Tenant from any of its obligations under this Lease.

          C.    Tenant's use of electrical services furnished by Landlord shall not exceed in voltage, rated capacity, or overall load that which is standard for the Building. In the event Tenant shall request that it be allowed to consume electrical services in excess of Building Standard, Landlord may refuse to consent to such usage or may consent upon such conditions as Landlord reasonably elects (including the installation of utility service upgrades, submeters, air handlers or cooling units), and all such additional usage (to the extent permitted by law), installation and maintenance thereof shall be paid for by Tenant as Additional Rent. Landlord, at any time during the Lease Term, shall have the right to separately meter electrical usage for the Premises. Tenant shall pay Landlord the amount so consumed, as determined by said meter, calculated at the rate structure then existing of the Electrical Service Provider supplying electrical energy to the Building for Tenant's consumption, as so measured. Said payment shall be due, as Additional Rent, within ten (10) days after billing.

          Notwithstanding anything to the contrary contained in this Article 11, if: (i) Landlord ceases to furnish any utility service in the Building for a period in excess of five (5) consecutive days after Tenant notifies Landlord of such cessation (the "Interruption Notice"); (ii) such cessation does not arise as a result of an act or omission of Tenant; (iii) such cessation is not caused by a fire or other casualty (in which case Article 18 shall control); (iv) the restoration of such service is reasonably within the control of Landlord; and (v) as a result of such cessation, the Premises or a material portion thereof, is rendered untenantable (meaning that Tenant is unable to use the Premises in the normal course of its business) and Tenant in fact ceases to use the Premises, or material portion thereof, then Tenant, as its sole remedy, shall be entitled to receive an abatement of Base Rent payable hereunder during the period beginning on the sixth (6th) consecutive day of such cessation and ending on the day when the service in question has been restored. In the event the entire Premises has not been rendered untenantable by the cessation in service, the amount of abatement that Tenant is entitled to receive shall be prorated based upon the percentage of the Premises so rendered untenantable and not used by Tenant.

        12.    Entry by Landlord.    Tenant shall permit Landlord or its agents or representatives to enter into and upon any part of the Premises to inspect the same, or to show the Premises to prospective purchasers, mortgagees, tenants (during the last (12) twelve months of the Lease Term or earlier in connection with a potential relocation) or insurers, or to clean or make repairs, alterations, or additions thereto, including any work that Landlord deems necessary for the safety, protection or preservation of the Building or any occupants thereof, or to facilitate repairs, alterations or additions to the Building or any other tenant's premises. Except for any entry by Landlord in an emergency situation or to provide normal cleaning and janitorial service, Landlord shall provide Tenant with reasonable prior notice of any entry into the Premises, which notice may be given verbally. Landlord shall have the right to temporarily close the Premises or the Building to perform repairs, alterations or additions in the Premises or the Building, provided that Landlord shall use reasonable efforts to perform all such work on weekends and after Normal Business Hours. Entry by Landlord hereunder shall not constitute a constructive eviction or entitle Tenant to any abatement or reduction of Rent by reason thereof.

        13.    Assignment and Subletting.

          A.    Except in connection with a Permitted Transfer (defined in Section 13.E. below), Tenant shall not assign, sublease, transfer or encumber any interest in this Lease or allow any third party to use any portion of the Premises (collectively or individually, a "Transfer") without the prior written consent of Landlord, which consent shall not be unreasonably withheld. Without limitation, it is agreed that Landlord's consent shall not be considered unreasonably withheld if: (1) the proposed transferee's financial condition does not meet the criteria Landlord uses to select Building tenants having similar leasehold obligations; (2) the proposed transferee's business is not suitable for the Building considering the business of the other tenants and the Building's prestige, or would result in a violation of another tenant's rights; (3) the proposed transferee is a governmental agency or an occupant of the Building; (4) Tenant is in default beyond any applicable notice and cure period; or (5) any portion of the Building or the Premises would likely become subject to additional or different laws as a consequence of the proposed Transfer. Any attempted Transfer in violation of this Section 13, shall, exercisable in Landlord's sole and absolute discretion, be voidable. Consent by Landlord to one or more Transfer(s) shall not operate as a waiver of Landlord's rights to approve any subsequent Transfer(s). In no event shall any Transfer or Permitted Transfer release or relieve Tenant from any obligation under this Lease or any liability hereunder.

          B.    If Tenant requests Landlord's consent to a Transfer, Tenant shall submit to Landlord financial statements for the proposed transferee, a complete copy of the proposed assignment, sublease and other information as Landlord may reasonably request. Landlord shall within thirty (30) days after Landlord's receipt of the required information and documentation either: (1) consent or reasonably refuse consent to the Transfer in writing; or (2) in the event of a proposed assignment of this Lease or a proposed sublease of the entire Premises for the entire remaining term of this Lease, terminate this Lease effective the first to occur of ninety (90) days following written notice of such termination or the date that the proposed Transfer would have come into effect. If Landlord shall fail to notify Tenant in writing of its decision within such thirty (30) day period, Landlord shall be deemed to have refused to consent to such Transfer, and to have elected to keep this Lease in full force and effect. Tenant shall pay Landlord a review fee of $1,000.00 for Landlord's review of any Permitted Transfer or requested Transfer. In addition, Tenant shall reimburse Landlord for its actual reasonable costs and expenses (including without limitation reasonable attorney's fees) incurred by Landlord in connection with Landlord's review of such requested Transfer or Permitted Transfer.

          C.    Tenant shall pay to Landlord fifty percent (50%) of all cash and other consideration which Tenant receives as a result of a Transfer that is in excess of the rent payable to Landlord hereunder for the portion of the Premises and Term covered by the Transfer within ten (10) days following receipt thereof by Tenant. If Tenant is in Monetary Default (defined in Section 22 below), Landlord may require that all sublease payments be made directly to Landlord, in which case Tenant shall receive a credit against rent in the amount of any payments received (less Landlord's share of any excess).

          D.    Except as provided below with respect to a Permitted Transfer, if Tenant is a corporation, limited liability company, partnership or similar entity, and the entity which owns or controls a majority of the voting shares/rights at the time changes for any reason (including but not limited to a merger, consolidation or reorganization), such change of ownership or control shall constitute a Transfer. The foregoing shall not apply so long as Tenant is an entity whose outstanding stock is listed on a nationally recognized security exchange, or if at least eighty percent (80%) of its voting stock is owned by another entity, the voting stock of which is so listed.

          E.    Tenant may assign its entire interest under this Lease or sublet the Premises to any entity controlling or controlled by or under common control with Tenant or to any successor to Tenant by purchase, merger, consolidation or reorganization (hereinafter, collectively, referred to as "Permitted Transfer") without the consent of Landlord, provided: (1) Tenant is not in default under this Lease; (2) if such proposed transferee is a successor to Tenant by purchase, said proposed transferee shall acquire all or substantially all of the stock or assets of Tenant's business or, if such proposed transferee shall acquire all or substantially all of the stock or assets of Tenant's business or, if such proposed transferee is a successor to Tenant by merger, consolidation or reorganization, the continuing or surviving corporation shall own all or substantially all of the assets of Tenant; (3) such proposed transferee shall have a net worth which is at least equal to the greater of Tenant's net worth at the date of this Lease or Tenant's net worth as of the day prior to the proposed purchase, merger, consolidation or reorganization as evidenced to Landlord's reasonable satisfaction; (4) such proposed transferee operates the business in the Premises for the Permitted Use and no other purpose; and (5) Tenant shall give Landlord written notice at least thirty (30) days prior to the effective date of the proposed purchase, merger, consolidation or reorganization.

          F.     Tenant agrees that in the event Landlord withholds its consent to any Transfer contrary to the provisions of this Section 13, Tenant's sole remedy shall be to seek an injunction in equity or compel performance by Landlord to give its consent and Tenant expressly waives any right to damages in the event of such withholding by Landlord of its consent.

        14.    Mechanic's Liens.    Tenant will not permit any mechanic's liens or other liens to be placed upon the Premises, the Building, or the Property and nothing in this Lease shall be deemed or construed in any way as constituting the consent or request of Landlord, express or implied, by inference or otherwise, to any person for the performance of any labor or the furnishing of any materials to the Premises, the Building, or the Property or any part thereof, nor as giving Tenant any right, power, or authority to contract for or permit the rendering of any services or the furnishing of any materials that would give rise to any mechanic's or other liens against the Premises, the Building, or the Property. In the event any such lien is attached to the Premises, the Building, or the Property, then, in addition to any other right or remedy of Landlord, Landlord may, but shall not be obligated to, discharge the same. Any amount paid by Landlord for any of the aforesaid purposes including, but not limited to, reasonable attorneys' fees, shall be paid by Tenant to Landlord promptly on demand as Additional Rent. Tenant shall within ten (10) days of receiving such notice of lien or claim (a) have such lien or claim released or (b) deliver to Landlord a bond in form, content, amount and issued by surety, satisfactory to Landlord, indemnifying, protecting, defending and holding harmless the Indemnitees (as defined in Section 16 hereof) against all costs and liabilities resulting from such lien or claim and the foreclosure or attempted foreclosure thereof. Tenant's failure to comply with the provisions of the foregoing sentence shall be deemed an Event of Default under Section 22 hereof entitling Landlord to exercise all of its remedies therefor without the requirement of any additional notice or cure period.

        15.    Insurance.

          A.    Landlord shall maintain such insurance on the Building and the Premises (other than on Tenant's Property or on any additional improvements constructed in the Premises by Tenant), and such liability insurance in such amounts as Landlord elects. The cost of such insurance shall be included as a part of the Basic Costs, and payments for losses thereunder shall be made solely to Landlord or the mortgagees of Landlord as their interests shall appear.

          B.    Tenant shall maintain at its expense, (i) in an amount equal to full replacement cost, special form (formerly known as all risk) property insurance on all of its personal property, including removable trade fixtures and leasehold and tenant improvements, and Tenant's Property located in the Premises and in such additional amounts as are required to meet Tenant's obligations pursuant to Section 18 hereof and with deductibles in amounts reasonably satisfactory to Landlord, and (ii) a policy or policies of commercial general liability insurance (including endorsement or separate policy for owned or non-owned automobile liability) with respect to its activities in the Building and on the Property, with the premiums thereon fully paid on or before the due date, in an amount of not less than $2,000,000 per occurrence per person coverage for bodily injury, property damage, personal injury or combination thereof (the term "personal injury" as used herein means, without limitation, false arrest, detention or imprisonment, malicious prosecution, wrongful entry, liable and slander), provided that if only single limit coverage is available it shall be for at least $2,000,000 per occurrence with an umbrella policy of at least $5,000,000 combined single limit per occurrence. Tenant's insurance policies shall name Landlord and Building Manager as additional insureds and shall include coverage for the contractual liability of Tenant to indemnify Landlord and Building Manager pursuant to Section 16 of this Lease and shall have deductibles in an amount reasonably satisfactory to Landlord. Prior to Tenant's taking possession of the Premises, Tenant shall furnish evidence satisfactory to Landlord of the maintenance and timely renewal of such insurance, and Tenant shall obtain and deliver to Landlord a written obligation on the part of each insurer to notify Landlord at least thirty (30) days prior to the modification, cancellation or expiration of such insurance policies. In the event Tenant shall not have delivered to Landlord a policy or certificate evidencing such insurance at least thirty (30) days prior to the expiration date of each expiring policy, Landlord may obtain such insurance as Landlord may reasonably require to protect Landlord's interest (which obtaining of insurance shall not be deemed to be a waiver of Tenant's default hereunder). The cost to Landlord of obtaining such policies, plus an administrative fee in the amount of fifteen percent (15%) of the cost of such policies shall be paid by Tenant to Landlord as Additional Rent upon demand.

          C.    The insurance requirements set forth in this Section 15 are independent of the waiver, indemnification, and other obligations under this Lease and will not be construed or interpreted in any way to restrict, limit or modify the waiver, indemnification and other obligations or to in any way limit any party's liability under this Lease. In addition to the requirements set forth in Sections 15 and 16, the insurance required of Tenant under this Lease must be issued by an insurance company with a rating of no less than A-VIII in the current Best's Insurance Guide, or A- in the current Standard & Poor Insurance Solvency Review, or that is otherwise acceptable to Landlord, and admitted to engage in the business of insurance in the state in which the Building is located; be primary insurance for all claims under it and provide that any insurance carried by Landlord and Landlord's lenders is strictly excess, secondary and noncontributing with any insurance carried by Tenant; and provide that insurance may not be cancelled, nonrenewed or the subject of material change in coverage of available limits of coverage, except upon thirty (30) days prior written notice to Landlord and Landlord's lenders. Tenant will deliver either a duplicate original or a legally enforceable certificate of insurance on all policies procured by Tenant in compliance with Tenant's obligations under this Lease, together with evidence satisfactory to Landlord of the payment of the premiums therefor, to Landlord on or before the date Tenant first occupies any portion of the Premises, at least thirty (30) days before the expiration date of any policy and upon the renewal of any policy. Landlord must give its prior written approval to all deductibles and self-insured retentions under Tenant's policies. Tenant may comply with its insurance coverage requirements through a blanket policy, provided Tenant, at Tenant's sole expense, procures a "per location" endorsement, or equivalent reasonably acceptable to Landlord, so that the general aggregate and other limits apply separately and specifically to the Premises.

          D.    If Tenant's business operations, conduct or use of the Premises or any other part of the Property causes an increase in the premium for any insurance policy carried by Landlord, Tenant will, within ten (10) days after receipt of notice from Landlord, reimburse Landlord for the entire increase.

          E.    Neither Landlord nor Tenant shall be liable (by way of subrogation or otherwise) to the other party (or to any insurance company insuring the other party) for any personal injury or loss or damage to any of the property of Landlord or Tenant, as the case may be, with respect to their respective property, the Building, the Property or the Premises or any addition or improvements thereto, or any contents therein, to the extent covered by insurance carried or required to be carried by a party hereto even though such loss might have been occasioned by the negligence or willful acts or omissions of the Landlord or Tenant or their respective employees, agents, contractors or invitees. Since this mutual waiver will preclude the assignment of any such claim by subrogation (or otherwise) to an insurance company (or any other person), Landlord and Tenant each agree to give each insurance company which has issued, or in the future may issue, policies of insurance, with respect to the items covered by this waiver, written notice of the terms of this mutual waiver, and to have such insurance policies properly endorsed, if necessary, to prevent the invalidation of any of the coverage provided by such insurance policies by reason of such mutual waiver. For the purpose of the foregoing waiver, the amount of any deductible applicable to any loss or damage shall be deemed covered by, and recoverable by the insured under the insurance policy to which such deductible relates. In the event that Tenant is permitted to and self-insures any risk for which insurance is required to be carried under this Lease, or if Tenant fails to carry any insurance required to be carried by Tenant pursuant to this Lease, then all loss or damage to Tenant, its leasehold interest, its business, its property, the Premises or any additions or improvements thereto or contents thereof shall be deemed covered by and recoverable by Tenant under valid and collectible policies of insurance. Notwithstanding anything to the contrary herein, Landlord shall not be liable to the Tenant or any insurance company (by way of subrogation or otherwise) insuring the Tenant for any loss or damage to any property, or bodily injury or personal injury or any resulting loss of income or losses from worker's compensation laws and benefits, even though such loss or damage might have been occasioned by the negligence of Landlord, its agents or employees, or Building Manager, if any such loss or damage was required to be covered by insurance pursuant to this Lease.

        16.    Indemnity.    To the extent not expressly prohibited by law, neither Landlord nor Building Manager nor any of their respective officers, directors, employees, members, managers, or agents shall be liable to Tenant, or to Tenant's agents, servants, employees, customers, licensees, or invitees for any injury to person or damage to property caused by any act, omission, or neglect of Tenant, its agents, servants, employees, customers, invitees, licensees or by any other person entering the Building or upon the Property under the invitation of Tenant or arising out of the use of the Property, Building or Premises by Tenant and the conduct of its business or out of a default by Tenant in the performance of its obligations hereunder. Tenant hereby indemnifies and holds Landlord and Building Manager and their respective officers, directors, employees, members, managers and agents ("Indemnitees"), harmless from all liability and claims for any property damage, or bodily injury or death of, or personal injury to, a person in or on the Premises, or at any other place, including the Property or the Building and this indemnity shall be enforceable to the full extent whether or not such liability and claims are the result of the sole, joint or concurrent acts, negligent or intentional, or otherwise, of Tenant, or its employees, agents, servants, customers, invitees or licensees. Such indemnity for the benefit of Indemnitees shall be enforceable even if Indemnitees, or any one or more of them have or has caused or participated in causing such liability and claims by their joint or concurrent acts, negligent or intentional, or otherwise. Notwithstanding the terms of this Lease to the contrary, the terms of this Section shall survive the expiration or earlier termination of this Lease.

        17.    Damages from Certain Causes.    To the extent not expressly prohibited by law, Landlord shall not be liable to Tenant or Tenant's employees, contractors, agents, invitees or customers, for any injury to person or damage to property sustained by Tenant or any such party or any other person claiming through Tenant resulting from any accident or occurrence in the Premises or any other portion of the Building caused by the Premises or any other portion of the Building becoming out of repair or by defect in or failure of equipment, pipes, or wiring, or by broken glass, or by the backing up of drains, or by gas, water, steam, electricity, or oil leaking, escaping or flowing into the Premises (except where due to Landlord's willful failure to make repairs required to be made pursuant to other provisions of this Lease, after the expiration of a reasonable time after written notice to Landlord of the need for such repairs), nor shall Landlord be liable to Tenant for any loss or damage that may be occasioned by or through the acts or omissions of other tenants of the Building or of any other persons whomsoever, including, but not limited to riot, strike, insurrection, war, court order, requisition, order of any governmental body or authority, acts of God, fire or theft.

        18.    Casualty Damage.    If the Premises or any part thereof shall be damaged by fire or other casualty, Tenant shall give prompt written notice thereof to Landlord. In case the Building shall be so damaged that substantial alteration or reconstruction of the Building shall, in Landlord's sole opinion, be required (whether or not the Premises shall have been damaged by such casualty) or in the event there is less than two (2) years of the Lease Term remaining or in the event Landlord's mortgagee should require that the insurance proceeds payable as a result of a casualty be applied to the payment of the mortgage debt or in the event of any material uninsured loss to the Building, Landlord may, at its option, terminate this Lease by notifying Tenant in writing of such termination within ninety (90) days after the date of such casualty. If Landlord does not thus elect to terminate this Lease, Landlord shall commence and proceed with reasonable diligence to restore the Building, and the improvements located within the Premises, if any, for which Landlord had financial responsibility pursuant to the Work Letter Agreement attached hereto as Exhibit D (except that Landlord shall not be responsible for delays not within the control of Landlord) to substantially the same condition in which it was immediately prior to the happening of the casualty. Notwithstanding the foregoing, Landlord's obligation to restore the Building, and the improvements located within the Premises, if any, for which Landlord had financial responsibility pursuant to the Work Letter Agreement, shall not require Landlord to expend for such repair and restoration work more than the insurance proceeds actually received by the Landlord as a result of the casualty and Landlord's obligation to restore shall be further limited so that Landlord shall not be required to expend for the repair and restoration of the improvements located within the Premises, if any, for which Landlord had financial responsibility pursuant to the Work Letter Agreement, more than the dollar amount of the Allowance, if any, described in the Work Letter Agreement. When the repairs described in the preceding two sentences have been completed by Landlord, Tenant shall complete the restoration of all improvements, including furniture, fixtures and equipment, which are necessary to permit Tenant's reoccupancy of the Premises. Except as set forth above, all cost and expense of reconstructing the Premises shall be borne by Tenant, and Tenant shall present Landlord with evidence satisfactory to Landlord of Tenant's ability to pay such costs prior to Landlord's commencement of repair and restoration of the Premises. Landlord shall not be liable for any inconvenience or annoyance to Tenant or injury to the business of Tenant resulting in any way from such damage or the repair thereof, except that, subject to the provisions of the next sentence, Landlord shall give Tenant an abatement of Rent during the time and to the extent the Premises are unfit for occupancy. If the Premises or any other portion of the Property is damaged by fire or other casualty resulting from the fault or negligence of Tenant or any of Tenant's agents, employees, or invitees, the rent hereunder shall not be diminished during the repair of such damage and Tenant shall be liable to Landlord for the cost of the repair and restoration of the Property caused thereby to the extent such cost and expense is not covered by insurance proceeds.

        19.    Condemnation.    If the whole or any substantial part of the Premises or if the Building or any portion thereof which would leave the remainder of the Building unsuitable for use as an Office/Flex building comparable to its use on the Commencement Date, or if the land on which the Building is located or any material portion thereof, shall be taken or condemned for any public or quasi-public use under governmental law, ordinance or regulation, or by right of eminent domain, or by private purchase in lieu thereof, then Landlord may, at its option, terminate this Lease and the rent shall be abated during the unexpired portion of this Lease, effective when the physical taking of said Premises or said portion of the Building or land shall occur. In the event this Lease is not terminated, the rent for any portion of the Premises so taken or condemned shall be abated during the unexpired Lease Term effective when the physical taking of said portion of the Premises shall occur. All compensation awarded for any such taking or condemnation, or sale proceeds in lieu thereof, shall be the property of Landlord, and Tenant shall have no claim thereto, the same being hereby expressly waived by Tenant, except for any portions of such award or proceeds which are specifically allocated by the condemning or purchasing party for the taking of or damage to trade fixtures of Tenant, which Tenant specifically reserves to itself.

        20.    Hazardous Substances.

          A.    Tenant hereby represents and covenants to Landlord the following: No toxic or hazardous substances or wastes, pollutants or contaminants (including, without limitation, asbestos, urea formaldehyde, the group of organic compounds known as polychlorinated biphenyls, petroleum products including gasoline, fuel oil, crude oil and various constituents of such products, radon, and any hazardous substance as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. 9601-9657, as amended ("CERCLA") (collectively, "Environmental Pollutants") other than customary office supplies and cleaning supplies stored and handled within the Premises in accordance with all applicable Environmental Laws, will be generated, treated, stored, released or disposed of, or otherwise placed, deposited in or located on the Property, and no activity shall be undertaken on the Property, by Tenant, its agents, employees, invitees or contractors or any subtenants, that would cause or contribute to (i) the Property or any part thereof to become a generation, treatment, storage or disposal facility within the meaning of or otherwise bring the Property within the ambit of the Resource Conservation and Recovery Act of 1976 ("RCRA"), 42 U.S.C. 5901 et. seq., or any similar Environmental Laws, (ii) a release or threatened release of toxic or hazardous wastes or substances, pollutants or contaminants, from the Property or any part thereof within the meaning of, or otherwise result in liability in connection with the Property within the ambit of CERCLA, or any similar Environmental Laws, or (iii) the discharge of pollutants or effluents into any water source or system, the dredging or filling of any waters, or the discharge into the air of any emissions, that would require a permit under the Federal Water Pollution Control Act, 33 U.S.C. 1251 et. seq., or the Clean Air Act, 42 U.S.C. 7401 et seq., or any similar state law or local ordinance.

          B.    Tenant expressly waives, to the extent allowed by law, any claims under federal, state or other law that Tenant might otherwise have against Landlord relating to the condition of the Property or the Premises or the Leasehold Improvements or personal property located thereon or the presence in or contamination of the Property or the Premises by Environmental Pollutants. Tenant agrees to indemnify and hold Indemnitees (as defined in Section 16) harmless from and against and to reimburse Indemnitees with respect to, any and all claims, demands, causes of action, loss, damage, liabilities, costs and expenses (including attorneys' fees and court costs) of any and every kind or character, known or unknown, fixed or contingent, asserted against or incurred by Landlord at any time and from time-to-time by reason of or arising out of (i) the breach of any representation or covenant contained in Section 20.A above, or (ii) the presence, migration or discharge of any Environmental Pollutant on, to or from the Premises or Property which is caused by any act or omission of Tenant or any of Tenant's employees, agents, representatives, subtenants, guests or invitees. This indemnification by Tenant includes, without limitation, Landlord's attorneys' and consultants' fees and court costs, costs incurred in connection with any investigation of site conditions, including any inspections, or any clean-up, remedial, removal or restoration work required by this Lease, or by any Environmental Laws, other laws, rules or regulations, or by any governmental agency or political subdivision because of the presence of Environmental Pollutants in, on or under the Premises or which has migrated from the Premises. For so long as Tenant is not in default under this Lease, Landlord shall permit Tenant to negotiate and settle (which settlement shall be subject to the prior written approval of Landlord) any such claim (so long as and insofar as settlement is within the power of Tenant to accomplish solely by payment of monies) and shall reasonably cooperate with Tenant regarding such proceedings; provided, however, that Landlord shall not be required to consent to settlement of any claim which (i) requires Landlord to admit to any violation of any Environmental Law or any civil or criminal liability, or (ii) requires any restriction on future use of the Premises or Property whether in the form of deed restrictions, institutional controls, engineered barriers or otherwise. The foregoing indemnity shall survive the expiration or termination of this Lease without limitation.

          C.    Tenant shall immediately notify Landlord in writing of any release or threatened release of Environmental Pollutants on or about the Premises or the Property of which Tenant has knowledge whether or not the release is in quantities that would require under any Environmental Laws the reporting of such release to a governmental or regulatory agency.

          D.    Tenant shall also immediately notify Landlord in writing of, and shall contemporaneously provide Landlord with a copy of:

            (1)   Any written notice of release of Environmental Pollutants on the Property that is provided by Tenant or any subtenant or other occupant of the Premises to a governmental or regulatory agency;

            (2)   Any notice of a violation, or a potential or alleged violation, of any Environmental Laws (hereinafter defined) that is received by Tenant or any subtenant or other occupant of the Premises from any governmental or regulatory agency;

            (3)   Any inquiry, investigation, enforcement, cleanup, removal, or other action that is instituted or threatened by a governmental or regulatory agency against Tenant or any subtenant or other occupant of the Premises and that relates to the release or discharge of Environmental Pollutants on or from the Property;

            (4)   Any claim that is instituted or threatened by any third-party against Tenant or any subtenant or other occupant of the Premises and that relates to any release or discharge of Environmental Pollutants on or from the Property; and

            (5)   Any notice of the loss of any environmental operating permit by Tenant or any subtenant or other occupant of the Premises.

          E.    Landlord and its agents and representatives are hereby granted a right of entry and access to the Premises at any time in Landlord's discretion for purposes of ascertaining Tenant's compliance with this Section 20. Landlord shall have the right to inspect Tenant's books and records and to conduct intrusive investigations on the Premises in connection with the foregoing right of entry contained in this Section 20.E. In the event that Landlord's assessment of the Premises reveals that Tenant is in breach of any of its environmental obligations under this Lease, Tenant shall, immediately upon demand by Landlord, pay to Landlord the reasonable costs and expenses incurred by Landlord to conduct such assessment. In exercising its rights hereunder, Landlord shall use its reasonable efforts to minimize disruption of Tenant's operations in the Premises.

          F.     As used herein, "Environmental Laws" means, without limitation, all present and future federal, state and municipal laws, statutes, regulations, codes, orders, decrees, ordinances, rules and regulations or any judicial or administrative order or judgment and all principles of common law applicable to environmental and ecological conditions, Environmental Pollutants and the rules and regulations of the U.S. Environmental Protection Agency, the Utah Department of Environmental Quality and any other federal, state or municipal agency, or governmental board or entity relating to or concerning Environmental Pollutants, health, Office/Flex hygiene, pollution, public health or safety, or environmental or ecological conditions.

        21.    Americans with Disabilities Act.    Tenant agrees to comply with all requirements of the Americans with Disabilities Act (Public Law (July 26, 1990)) ("ADA") applicable to the Premises and such other current acts or other subsequent acts, (whether federal or state) addressing like issues as are enacted or amended. Tenant agrees to indemnify and hold Landlord harmless from any and all expenses, liabilities, costs or damages suffered by Landlord as a result of additional obligations which may be imposed on the Building or the Property under any of such acts by virtue of Tenant's operations and/or occupancy, including the alleged negligence of the Landlord. Tenant acknowledges that it will be wholly responsible for any provision of the Lease which could arguably be construed as authorizing a violation of the ADA. Any such provision shall be interpreted in a manner which permits compliance with the ADA and is hereby amended to permit such compliance.

        22.    Events of Default.

          A.    The following events shall be deemed to be "Events of Default" under this Lease:

            (1)   Tenant shall fail to pay when due any Base Rent, Additional Rent or other amount payable by Tenant to Landlord under this Lease (hereinafter sometimes referred to as a "Monetary Default"). Notwithstanding the foregoing, Landlord shall provide Tenant with five (5) days' written notice of such Monetary Default (a "Monetary Default Notice") before Landlord exercises its remedies for default hereunder; provided, however, that Landlord shall not be required to give a Monetary Default Notice more than one (1) time with respect to any particular Monetary Default nor more than two (2) in any calendar year with respect to any Monetary Defaults.

            (2)   Any failure by Tenant (other than a Monetary Default) to comply with any term, provision or covenant of this Lease, which failure is not cured within thirty (30) days after delivery to Tenant of notice of the occurrence of such failure provided, however, that if the term, condition, covenant or obligation to be performed by Tenant is of such nature that the same cannot reasonably be performed within such thirty-day period, such default shall be deemed to have been cured if Tenant commences such performance within said thirty-day period and thereafter diligently undertakes to complete the same, and in fact, completes same within sixty (60) days after notice.

            (3)   Any failure by Tenant to observe or perform any of the covenants with respect to (a) assignment and subletting set forth in Section 13, (b) mechanic's liens set forth in Section 14, or (c) insurance set forth in Section 15.

            (4)   Tenant or any Guarantor shall (a) become insolvent, (b) make a transfer in fraud of creditors, (c) make an assignment for the benefit of creditors, (d) admit in writing its inability to pay its debts as they become due, (e) file a petition under any section or chapter of the United States Bankruptcy Code, as amended, pertaining to bankruptcy, or under any similar law or statute of the United States or any State thereof, or Tenant or any Guarantor shall be adjudged bankrupt or insolvent in proceedings filed against Tenant or any Guarantor thereunder; or a petition or answer proposing the adjudication of Tenant or any Guarantor as a bankrupt or its reorganization under any present or future federal or state bankruptcy or similar law shall be filed in any court and such petition or answer shall not be discharged or denied within sixty (60) days after the filing thereof.

            (5)   A receiver or trustee shall be appointed for all or substantially all of the assets of Tenant or any Guarantor or of the Premises or of any of Tenant's property located thereon in any proceeding brought by Tenant or any Guarantor, or any such receiver or trustee shall be appointed in any proceeding brought against Tenant or any Guarantor and shall not be discharged within sixty (60) days after such appointment or Tenant or such Guarantor shall consent to or acquiesce in such appointment.

            (6)   The leasehold estate hereunder shall be taken on execution or other process of law in any action against Tenant.

            (7)   Tenant shall abandon or vacate any substantial portion of the Premises.

            (8)   Tenant shall fail to take possession of and occupy the Premises within thirty (30) days following the Commencement Date, or thereafter continuously conduct its operations in the Premises for the Permitted Use as set forth in Section 4 hereof.

            (9)   The liquidation, termination, dissolution, forfeiture of right to do business or death of Tenant or any Guarantor.

        23.    Remedies.

          A.    Upon the occurrence of any Event of Default, Landlord shall have the following rights and remedies, in addition to those allowed by law or equity, any one or more of which may be exercised without further notice to or demand upon Tenant other than notices specifically required to be given by the terms of this Lease and which may be pursued successively or cumulatively as Landlord may elect:

            (1)   Landlord may re-enter the Premises and cure any default of Tenant, in which event Tenant shall, upon demand, reimburse Landlord as Additional Rent for any cost and expenses which Landlord may incur to cure such default; and Landlord shall not be liable to Tenant for any loss or damage which Tenant may sustain by reason of Landlord's action, regardless of whether caused by Landlord's negligence or otherwise.

            (2)   Landlord may terminate this Lease by giving to Tenant notice of Landlord's election to do so, in which event the Term shall end, and all right, title and interest of Tenant hereunder shall expire, on the date stated in such notice and demanding Tenant deliver possession of the Premises on such date;

            (3)   Landlord may terminate the right of Tenant to possession of the Premises without terminating this Lease by giving notice to Tenant that Tenant's right to possession shall end on the date stated in such notice, whereupon the right of Tenant to possession of the Premises or any part thereof shall cease on the date stated in such notice and demanding Tenant deliver possession of the Premises on such date; and

            (4)   Landlord may enforce the provisions of this Lease and may enforce and protect the rights of Landlord hereunder by a suit or suits in equity or at law for the specific performance of any covenant or agreement contained herein, or for the enforcement of any other appropriate legal or equitable remedy, including recovery of all moneys due or to become due from Tenant under any of the provisions of this Lease.

  Landlord shall not be required to serve Tenant with any notices or demands as a prerequisite to its exercise of any of its rights or remedies under this Lease, other than those notices and demands specifically required under this Lease. TENANT EXPRESSLY WAIVES THE SERVICE OF ANY STATUTORY DEMAND OR NOTICE WHICH IS A PREREQUISITE TO LANDLORD'S COMMENCEMENT OF EVICTION PROCEEDINGS AGAINST TENANT, INCLUDING THE DEMANDS AND NOTICES SPECIFIED IN APPLICABLE STATE STATUTE OR CASE LAW.

          B.    If Landlord exercises either of the remedies provided in Sections 23.A(2) or 23.A(3), Tenant shall surrender possession and vacate the Premises and immediately deliver possession thereof to Landlord, and Landlord may re-enter and take complete and peaceful possession of the Premises, with process of law, full and complete license to do so being hereby granted to Landlord, and Landlord may remove all occupants and property therefrom, using such force as may be necessary to the extent allowed by law, without being deemed guilty in any manner of trespass, eviction or forcible entry and detainer and without relinquishing Landlord's right to Rent or any other right given to Landlord hereunder or by operation of law.

          C.    If Landlord terminates the right of Tenant to possession of the Premises without terminating this Lease, Landlord shall have the right to immediate recovery of all amounts then due hereunder. Such termination of possession shall not release Tenant, in whole or in part, from Tenant's obligation to pay Rent hereunder for the full Term, and Landlord shall have the right, from time to time, to recover from Tenant, and Tenant shall remain liable for, all Base Rent, Additional Rent and any other sums accruing as they become due under this Lease during the period from the date of such notice of termination of possession to the stated end of the Term. In any such case, Landlord may relet the Premises or any part thereof for the account of Tenant for such rent, for such time (which may be for a term extending beyond the Term) and upon such terms as Landlord shall determine and may collect the rents from such reletting. Landlord shall not be required to accept any tenant offered by Tenant or to observe any instructions given by Tenant relative to such reletting. Also, in any such case, Landlord may make repairs, alterations and additions in or to the Premises and redecorate the same to the extent deemed by Landlord necessary or desirable and in connection therewith change the locks to the Premises, and Tenant upon demand shall pay the cost of all of the foregoing together with Landlord's expenses of reletting. The rents from any such reletting shall be applied first to the payment of the expenses of reentry, redecoration, repair and alterations and the expenses of reletting and second to the payment of Rent herein provided to be paid by Tenant. Any excess or residue shall operate only as an offsetting credit against the amount of Rent due and owing as the same thereafter becomes due and payable hereunder, and the use of such offsetting credit to reduce the amount of Rent due Landlord, if any, shall not be deemed to give Tenant any right, title or interest in or to such excess or residue and any such excess or residue shall belong to Landlord solely, and in no event shall Tenant be entitled to a credit on its indebtedness to Landlord in excess of the aggregate sum (including Base Rent and Additional Rent) which would have been paid by Tenant for the period for which the credit to Tenant is being determined, had no Event of Default occurred. No such reentry or repossession, repairs, alterations and additions, or reletting shall be construed as an eviction or ouster of Tenant or as an election on Landlord's part to terminate this Lease, unless a written notice of such intention is given to Tenant, or shall operate to release Tenant in whole or in part from any of Tenant's obligations hereunder, and Landlord, at any time and from time to time, may sue and recover judgment for any deficiencies remaining after the application of the proceeds of any such reletting.

          D.    If this Lease is terminated by Landlord pursuant to Section 23.A.(2), Landlord shall be entitled to recover from Tenant all Rent accrued and unpaid for the period up to and including such termination date, as well as all other additional sums payable by Tenant, or for which Tenant is liable or for which Tenant has agreed to indemnify Landlord under any of the provisions of this Lease, which may be then owing and unpaid, and all costs and expenses, including without limitation court costs and attorneys' fees incurred by Landlord in the enforcement of its rights and remedies hereunder, and, in addition, Landlord shall be entitled to recover as damages for loss of the bargain and not as a penalty (i) the unamortized portion of any concessions offered by Landlord to Tenant in connection with this Lease, including without limitation Landlord's contribution to the cost of tenant improvements and alterations, if any, installed by either Landlord or Tenant pursuant to this Lease or any work letter in connection with this Lease, (ii) the aggregate sum which at the time of such termination represents the excess, if any, of the present value of the aggregate rents which would have been payable after the termination date had this Lease not been terminated, including, without limitation, Base Rent at the annual rate or respective annual rates for the remainder of the Term provided for in this Lease and the amount projected by Landlord to represent Additional Rent for the remainder of the Term over the then present value of the then aggregate fair rent value of the Premises for the balance of the Term, such present worth to be computed in each case on the basis of a ten percent (10%) per annum discount from the respective dates upon which such Rents would have been payable hereunder had this Lease not been terminated, and (iii) any damages in addition thereto, including without limitation reasonable attorneys' fees and court costs, which Landlord sustains as a result of the breach of any of the covenants of this Lease other than for the payment of Rent.

          E.    Landlord shall use commercially reasonable efforts to mitigate any damages resulting from an Event of Default by Tenant under this Lease. Landlord's obligation to mitigate damages after an Event of Default by Tenant under this Lease shall be satisfied in full if Landlord undertakes to lease the Premises to another tenant (a "Substitute Tenant") in accordance with the following criteria:

            (1)   Landlord shall have no obligations to solicit or entertain negotiations with any other prospective tenants for the Premises until Landlord obtains full and complete possession of the Premises including, without limitation, the final and unappealable legal right to relet the Premises free of any claim of Tenant;

            (2)   Landlord shall not be obligated to lease or show the Premises, on a priority basis, offer the Premises to a prospective tenant when other premises in the Building suitable for that prospective tenant's use are (or soon will be) available;

            (3)   Landlord shall not be obligated to lease the Premises to a Substitute Tenant for a Rent less than the current fair market Rent then prevailing for similar uses in comparable buildings in the same market area as the Building, nor shall Landlord be obligated to enter into a new lease under other terms and conditions that are unacceptable to Landlord under Landlord's then current leasing policies for comparable space in the Building;

            (4)   Landlord shall not be obligated to enter into a lease with a Substitute Tenant whose use would:

                (i)  violate any restriction, covenant, or requirement contained in the lease of another tenant of the Building;

               (ii)  adversely affect the reputation of the Building; or

              (iii)  be incompatible with the operation of the Building as an Office/Flex building;

            (5)   Landlord shall not be obligated to enter into a lease with any proposed Substitute Tenant which does not have, in Landlord's reasonable opinion, sufficient financial resources to operate the Premises in a first class manner; and

            (6)   Landlord shall not be required to expend any amount of money to alter, remodel, or otherwise make the Premises suitable for use by a proposed Substitute Tenant unless:

                (i)  Tenant pays any such sum to Landlord in advance of Landlord's execution of a lease with such tenant (which payment shall not be in lieu of any damages or other sums to which Landlord may be entitled as a result of Tenant's default under this Lease); or

               (ii)  Landlord, in Landlord's reasonable discretion, determines that any such expenditure is financially justified in connection with entering into any such substitute lease.

          F.     All property of Tenant removed from the Premises by Landlord pursuant to any provision of this Lease or applicable law may be handled, removed or stored by Landlord at the cost and expense of Tenant, and Landlord shall not be responsible in any event for the value, preservation or safekeeping thereof. Tenant shall pay Landlord for all expenses incurred by Landlord with respect to such removal and storage so long as the same is in Landlord's possession or under Landlord's control. All such property not removed from the Premises or retaken from storage by Tenant within thirty (30) days after the end of the Term or the termination of Tenant's right to possession of the Premises, however terminated, at Landlord's option, shall be conclusively deemed to have been conveyed by Tenant to Landlord as by bill of sale without further payment or credit by Landlord to Tenant.

          G.    Tenant hereby grants to Landlord a first lien upon the interest of Tenant under this Lease to secure the payment of moneys due under this Lease, which lien may be enforced in equity, and Landlord shall be entitled as a matter of right to have a receiver appointed to take possession of the Premises and relet the same under order of court.

          H.    If Tenant is adjudged bankrupt, or a trustee in bankruptcy is appointed for Tenant, Landlord and Tenant, to the extent permitted by law, agree to request that the trustee in bankruptcy determine within sixty (60) days thereafter whether to assume or to reject this Lease.

          I.     The receipt by Landlord of less than the full rent due shall not be construed to be other than a payment on account of rent then due, nor shall any statement on Tenant's check or any letter accompanying Tenant's check be deemed an accord and satisfaction, and Landlord may accept such payment without prejudice to Landlord's right to recover the balance of the rent due or to pursue any other remedies provided in this lease. The acceptance by Landlord of rent hereunder shall not be construed to be a waiver of any breach by Tenant of any term, covenant or condition of this Lease. No act or omission by Landlord or its employees or agents during the term of this Lease shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept such a surrender shall be valid unless in writing and signed by Landlord.

          J.     In the event of any litigation between Tenant and Landlord to enforce any provision of this Lease or any right of either party hereto, the unsuccessful party to such litigation shall pay to the successful party all costs and expenses, including reasonable attorney's fees, incurred therein. Furthermore, if Landlord, without fault, is made a party to any litigation instituted by or against Tenant, Tenant shall indemnify Landlord against, and protect, defend, and save it harmless from, all costs and expenses, including reasonable attorney's fees, incurred by it in connection therewith. If Tenant, without fault, is made party to any litigation instituted by or against Landlord, Landlord shall indemnify Tenant against, and protect, defend, and save it harmless from, all costs and expenses, including reasonable attorney's fees, incurred by it in connection therewith.

        24.    No Waiver.    Failure of Landlord to declare any default immediately upon its occurrence, or delay in taking any action in connection with an event of default, shall not constitute a waiver of such default, nor shall it constitute an estoppel against Landlord, but Landlord shall have the right to declare the default at any time and take such action as is lawful or authorized under this Lease. Failure by Landlord to enforce its rights with respect to any one default shall not constitute a waiver of its rights with respect to any subsequent default.

        25.    Peaceful Enjoyment.    Tenant shall, and may peacefully have, hold, and enjoy the Premises, subject to the other terms hereof, provided that Tenant pays the Rent and other sums herein recited to be paid by Tenant and timely performs all of Tenant's covenants and agreements herein contained. This covenant and any and all other covenants of Landlord shall be binding upon Landlord and its successors only with respect to breaches occurring during its or their respective periods of ownership of the Landlord's interest hereunder.

        26.    Substitution.    Landlord at its sole discretion shall be entitled to cause Tenant to relocate from the Premises to a comparably-sized space, of comparable design and tenant improvements (the "Relocation Space") within the Building or adjacent buildings within the same Property at any time upon sixty (60) days' prior written notice to Tenant. The reasonable costs actually incurred in connection with the physical relocation of the Tenant to the Relocation Space shall be at the expense of Landlord and all other costs, if any, involved with such relocation shall be borne by Tenant. Such a relocation shall not terminate or otherwise affect or modify this Lease except that from and after the date of such relocation, "Premises" shall refer to the Relocation Space into which Tenant has been moved, rather than the original Premises as herein defined and the Base Rent shall be adjusted so that immediately following such relocation the Base Rent for the Relocation Space on a per square foot of Rentable Area basis shall be the same as the Base Rent immediately prior to such relocation for the original Premises on a per square foot of Rentable Area basis. Tenant's Pro Rata Share also be adjusted in accordance with the formula set forth in the Lease.

        27.    Holding Over.    In the event of holding over by Tenant after expiration or other termination of this Lease or in the event Tenant continues to occupy the Premises after the termination of Tenant's right of possession pursuant to Section 23.A(3) hereof, occupancy of the Premises subsequent to such termination or expiration shall be that of a tenancy at sufferance and in no event for month-to-month or year-to-year. Tenant shall, throughout the entire holdover period, be subject to all the terms and provisions of this Lease and shall pay for its use and occupancy an amount (on a per month basis without reduction for any partial months during any such holdover) equal to one hundred fifty percent (150%) of the Base Rent and Additional Rent which would have been applicable had the Lease Term continued through the period of such holding over by Tenant for the first ninety (90) days of any holdover and twice the sum (200%) of the Base Rent and Additional Rent which would have been applicable had the Lease Term continued through the period of such holdover by Tenant beyond ninety (90) days. No holding over by Tenant or payments of money by Tenant to Landlord after the expiration of the Lease Term shall be construed to extend the Lease Term or prevent Landlord from recovery of immediate possession of the Premises by summary proceedings or otherwise unless Landlord has sent written notice to Tenant that Landlord has elected to extend the Lease Term. In addition to the obligation to pay the amounts set forth above during any such holdover period, Tenant shall also be liable to Landlord for all damages, including, without limitation, any consequential damages, which Landlord may suffer by reason of any holding over by Tenant and Tenant shall also indemnify Landlord against any and all claims made by any other tenant or prospective tenant against Landlord for delay by Landlord in delivering possession of the Premises to such other tenant or prospective tenant.

        Notwithstanding the foregoing, if at the expiration of the team, Landlord and Tenant are engaged in good faith negotiations for the renewal of the Lease, as determined by Landlord, Tenant's Base Rent and Additional Rent for the Premises shall continue in the amounts set forth for the rental period immediately preceding the expiration of the Lease.

        28.    Subordination to Mortgage/Estoppel Certificate.    Tenant accepts this Lease subject and subordinate to any mortgage, deed of trust or other lien presently existing or hereafter arising upon the Premises, or upon the Building and/or the Property and to any renewals, modifications, refinancings and extensions thereof, but Tenant agrees that any such mortgagee shall have the right at any time to subordinate such mortgage, deed of trust or other lien to this Lease on such terms and subject to such conditions as such mortgagee may deem appropriate in its discretion. The provisions of the foregoing sentence shall be self-operative and no further instrument of subordination shall be required. However, Landlord is hereby irrevocably vested with full power and authority to subordinate this Lease to any mortgage, deed of trust or other lien now existing or hereafter placed upon the Premises, or the Building and/or the Property and Tenant agrees within ten (10) days after demand to execute such further instruments subordinating this Lease or attorning to the holder of any such liens as Landlord may request. The terms of this Lease are subject to approval by the Landlord's existing lender(s) and any lender(s) who, at the time of the execution of this Lease, have committed or are considering committing to Landlord to make a loan secured by all or any portion of the Property, and such approval is a condition precedent to Landlord's obligations hereunder. In the event that Tenant should fail to execute any subordination or other agreement required by this Section promptly as requested, Tenant hereby irrevocably constitutes Landlord as its attorney-in-fact to execute such instrument in Tenant's name, place and stead, it being agreed that such power is one coupled with an interest in Landlord and is accordingly irrevocable. Tenant agrees that it will periodically furnish within ten (10) days after so requested by Landlord, purchaser of the Building, ground lessor or the holder of any deed of trust, mortgage or security agreement covering the Building, the Property, or any interest of Landlord therein, a certificate signed by Tenant certifying (a) that this Lease is in full force and effect and unmodified (or if there have been modifications, that the same is in full force and effect as modified and stating the modifications), (b) as to the Commencement Date and the date through which Base Rent and Tenant's Additional Rent have been paid, (c) that Tenant has accepted possession of the Premises and that any improvements required by the terms of this Lease to be made by Landlord have been completed to the satisfaction of Tenant, (d) that except as stated in the certificate no rent has been paid more than thirty (30) days in advance of its due date, (e) that the address for notices to be sent to Tenant is as set forth in this Lease (or has been changed by notice duly given and is as set forth in the certificate), (f) that except as stated in the certificate, Tenant, as of the date of such certificate, has no charge, lien, or claim of offset against rent due or to become due, (g) that except as stated in the certificate, Landlord is not then in default under this Lease, (h) as to the amount of the Approximate Rentable Area of the Premises then occupied by Tenant, (i) that there are no renewal or extension options, purchase options, rights of first refusal or the like in favor of Tenant except as set forth in this Lease, (j) the amount and nature of accounts payable to Landlord under terms of this Lease, and (k) as to such other matters as may be requested by Landlord, such purchaser or ground lessor, or the holder of any such deed of trust, mortgage or security agreement. Such certificate shall be in the form attached hereto as Exhibit G, or such other form which meets the requirements of this Section. Any such certificate may be relied upon by any ground lessor, prospective purchaser, secured party, mortgagee or any beneficiary under any mortgage, deed of trust on the Building or the Property or any part thereof or interest of Landlord therein.

        29.    Notice.    Any notice required or permitted to be given under this Lease or by law shall be deemed to have been given if it is written and delivered in person or mailed by Registered or Certified mail, postage prepaid, or sent by a nationally recognized overnight delivery service to the party who is to receive such notice at the address specified in Section 1.Y of this Lease. When so mailed, the notice shall be deemed to have been given two (2) business days after the date it was mailed. When sent by overnight delivery service, the notice shall be deemed to have been given on the next business day after deposit with such overnight delivery service. The address specified in Section 1.Y of this Lease may be changed from time to time by giving written notice thereof to the other party.

        30.    Intentionally Omitted.

        31.    Surrender of Premises.    Upon the termination, whether by lapse of time or otherwise, or upon any termination of Tenant's right to possession without termination of the Lease, Tenant will at once surrender possession and vacate the Premises, together with all Leasehold Improvements (except those Leasehold Improvements Tenant is required to remove pursuant to Section 8 hereof), to Landlord in good condition and repair, ordinary wear and tear excepted; conditions existing because of Tenant's failure to perform maintenance, repairs or replacements as required of Tenant under this Lease shall not be deemed "reasonable wear and tear." Tenant shall surrender to Landlord all keys to the Premises and make known to Landlord the combination of all combination locks which Tenant is permitted to leave on the Premises. Subject to the Landlord's rights under Section 23 hereof, if Tenant fails to remove any of Tenant's Property within one (1) day after the termination of this Lease, or Tenant's right to possession hereunder, Landlord, at Tenant's sole cost and expenses, shall be entitled to remove and/or store such Tenant's Property and Landlord shall be in no event be responsible for the value, preservation or safekeeping thereof. Tenant shall pay Landlord, upon demand, any and all reasonable expenses caused by such removal and all storage charges against such property so long as the same shall be in possession of Landlord or under the control of Landlord. In addition, if Tenant fails to remove any Tenant's Property from the Premises or storage, as the case may be, within ten (10) days after written notice from Landlord, Landlord, at its option, may deem all or any part of such Tenant's Property to have been abandoned by Tenant and title thereof shall immediately pass to Landlord under this Lease as by a bill of sale.

        32.    Rights Reserved to Landlord.    Landlord reserves the following rights, exercisable without notice, except as provided herein, and without liability to Tenant for damage or injury to property, person or business and without affecting an eviction or disturbance of Tenant's use or possession or giving rise to any claim for setoff or abatement of rent or affecting any of Tenant's obligations under this Lease: (1) upon thirty (30) days prior notice to change the name or street address of the Building; (2) to install and maintain signs on the exterior and interior of the Building; (3) to designate and approve window coverings to present a uniform exterior appearance; (4) to make any decorations, alterations, additions, improvements to the Building or Property, or any part thereof (including, with prior notice, the Premises) which Landlord shall desire, or deem necessary for the safety, protection, preservation or improvement of the Building or Property, or as Landlord may be required to do by law; (5) to have access to the Premises at reasonable hours to perform its duties and obligations and to exercise its rights under this Lease; (6) to retain at all times and to use in appropriate instances, pass keys to all locks within and to the Premises; (7) to approve the weight, size, or location of heavy equipment, or articles within the Premises; (8) to close or restrict access to the Building at all times other than Normal Business Hours subject to Tenant's right to admittance at all times under such regulations as Landlord may prescribe from time to time, or to close (temporarily or permanently) any of the entrances to the Building; provided Landlord shall have the right to restrict or prohibit access to the Building or the Premises at any time Landlord determines it is necessary to do so to minimize the risk of injuries or death to persons or damage to property; (9) to change the arrangement and/or location of entrances of passageways, doors and doorways, corridors, elevators, stairs, toilets and public parts of the Building or Property, provided such change does not materially and adversely affect access to or visibility of the Premises; (10) to regulate access to telephone, electrical and other utility closets in the Building and to require use of designated contractors for any work involving access to the same, provided the costs charged for such contractor's work shall be competitive with the costs charged by other contractors of the same trade in the area in which the Building is located; (11) if Tenant has vacated the Premises during the last six (6) months of the Lease Term, to perform additions, alterations and improvements to the Premises in connection with a reletting or anticipated reletting thereof without being responsible or liable for the value or preservation of any then existing improvements to the Premises; and (12) to grant to anyone the exclusive right to conduct any business or undertaking in the Building provided Landlord's exercise of its rights under this clause 12, shall not be deemed to prohibit Tenant from the operation of its business in the Premises and shall not constitute a constructive eviction.

        33.    Miscellaneous.

          A.    If any term or provision of this Lease, or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Lease shall be valid and enforced to the fullest extent permitted by law.

          B.    Tenant agrees not to record this Lease or any short form or memorandum hereof.

          C.    This Lease and the rights and obligations of the parties hereto shall be interpreted, construed, and enforced in accordance with the laws of the state in which the Building is located.

          D.    Events of "Force Majeure" shall include strikes, riots, acts of God, shortages of labor or materials, war, governmental laws, regulations or restrictions, or any other cause whatsoever beyond the control of Landlord or Tenant, as the case may be. Whenever a period of time is herein prescribed for the taking of any action by Landlord or Tenant (other than the payment of Rent and all other such sums of money as shall become due hereunder) such party shall be liable or responsible for, there shall be excluded from the computation of such period of time, any delays due to events of Force Majeure.

          E.    Except as expressly otherwise herein provided, with respect to all required acts of Tenant, time is of the essence of this Lease.

          F.     Landlord shall have the right to transfer and assign, in whole or in part, all of its rights and obligations hereunder and in the Building and Property referred to herein, and in such event and upon such transfer Landlord shall be released from any further obligations hereunder, and Tenant agrees to look solely to such successor in interest of Landlord for the performance of such obligations.

          G.    Tenant hereby represents to Landlord that it has dealt directly with and only with the Broker(s) as a broker in connection with this Lease. Landlord and Tenant hereby indemnify and hold each other harmless against any loss, claim, expense or liability with respect to any commissions or brokerage fees claimed by any broker or finder other than the Broker(s) on account of the execution and/or renewal of this Lease due to any action of the indemnifying party.

          H.    If there is more than one Tenant, or if the Tenant as such is comprised of more than one person or entity, the obligations hereunder imposed upon Tenant shall be joint and several obligations of all such parties. All notices, payments, and agreements given or made by, with or to any one of such persons or entities shall be deemed to have been given or made by, with or to all of them.

          I.     The individual signing this Lease on behalf of Tenant represents (1) that such individual is duly authorized to execute or attest and deliver this Lease on behalf of Tenant in accordance with the organizational documents of Tenant; (2) that this Lease is binding upon Tenant; (3) that Tenant is duly organized and legally existing in the state of its organization, and is qualified to do business in the state in which the Premises is located.

          J.     Tenant acknowledges that the financial capability of Tenant to perform its obligations hereunder is material to Landlord and that Landlord would not enter into this Lease but for its belief, based on its review of Tenant's financial statements, that Tenant is capable of performing such financial obligations. Tenant hereby represents, warrants and certifies to Landlord that its financial statements previously furnished to Landlord were at the time given true and correct in all material respects and that there have been no material subsequent changes thereto as of the date of this Lease.

          K.    Notwithstanding anything to the contrary contained in this Lease, the expiration of the Lease Term, whether by lapse of time or otherwise, shall not relieve Tenant from Tenant's obligations accruing prior to the expiration of the Lease Term, and such obligations shall survive any such expiration or other termination of the Lease Term.

          L.    Landlord has delivered a copy of this Lease to Tenant for Tenant's review only, and the delivery hereof does not constitute an offer to Tenant or an option. This Lease shall not be effective until an original of this Lease executed by both Landlord and Tenant and an original Guaranty, if applicable, executed by each Guarantor is delivered to and accepted by Landlord, and this Lease has been approved by Landlord's mortgagee, if required.

          M.   Landlord and Tenant understand, agree and acknowledge that (i) this Lease has been freely negotiated by both parties; and (ii) in any controversy, dispute or contest over the meaning, interpretation, validity, or enforceability of this Lease or any of its terms or conditions, there shall be no inference, presumption, or conclusion drawn whatsoever against either party by virtue of that party having drafted this Lease or any portion thereof.

          N.    The headings and titles to the paragraphs of this Lease are for convenience only and shall have no affect upon the construction or interpretation of any part hereof.

          O.    Receipt by Landlord of Tenant's keys to the Premises shall not constitute an acceptance of surrender of the Premises.

          P.     All sums due and owing by Tenant to Landlord herein shall be defined as Additional Rent, except to the extent that they constitute Base Rent.

          Q.    Landlord and Tenant each hereby knowingly and voluntarily waive any and all right to trial by jury in any action, suit, proceeding, or counterclaim brought by Landlord or Tenant against the other party regarding any matter whatsoever arising out of or in any way connected with this Lease, including, but not limited to, the relationship of Landlord and Tenant hereunder, Tenant's use or occupancy of the Premises, or claim for injury or damage.

          R.    Landlord shall furnish Tenant, its employees, contractors, agents, invitees and/or customers with the use of the Parking Spaces designated in Section 1.V in the Parking Lot on an unreserved, first-come, first-served basis without charge, subject to all applicable laws and rules and regulations promulgated by Landlord from time to time. The provisions of Sections 16 and 17 hereof shall apply to the use of the Parking Spaces and Parking Lot by Tenant, its employees, contractors, agents, invitees and/or customers.

          S.     Notwithstanding anything in the Rules and Regulations to the contrary, Landlord recognizes that Tenant has a contract covering most of its operations with a national extermination service, and Tenant may use such service for Tenant's extermination within the Premises.

        34.    Entire Agreement.    This Lease, including the following Exhibits:

      Exhibit A—Outline and Location of Premises
      Exhibit B—Rules and Regulations
      Exhibit C—Payment of Basic Costs
      Exhibit D—Work Letter
      Exhibit E—Additional Provisions (if required)
      Exhibit F—Commencement Letter (Sample)
      Exhibit G—Form of Tenant Estoppel Certificate

constitutes the entire agreement between the parties hereto with respect to the subject matter of this Lease and supersedes all prior agreements and understandings between the parties related to the Premises, including all lease proposals, letters of intent and similar documents. Tenant expressly acknowledges and agrees that Landlord has not made and is not making, and Tenant, in executing and delivering this Lease, is not relying upon, any warranties, representations, promises or statements, except to the extent that the same are expressly set forth in this Lease. All understandings and agreements heretofore had between the parties are merged in this Lease which alone fully and completely expresses the agreement of the parties, neither party relying upon any statement or representation not embodied in this Lease. This Lease may be modified only by a written agreement signed by Landlord and Tenant. Landlord and Tenant expressly agree that there are and shall be no implied warranties of merchantability, habitability, suitability, fitness for a particular purpose or of any other kind arising out of this Lease, all of which are hereby waived by Tenant, and that there are no warranties which extend beyond those expressly set forth in this Lease.

        35.    LIMITATION OF LIABILITY.    EXCEPT TO THE EXTENT SPECIFICALLY ADDRESSED HEREIN, TENANT SHALL NOT HAVE THE RIGHT TO AN ABATEMENT OF RENT OR TO TERMINATE THIS LEASE AS A RESULT OF LANDLORD'S DEFAULT AS TO ANY COVENANT OR AGREEMENT CONTAINED IN THIS LEASE OR AS A RESULT OF THE BREACH OF ANY PROMISE OR INDUCEMENT IN CONNECTION HEREWITH, WHETHER IN THIS LEASE OR ELSEWHERE AND TENANT HEREBY WAIVES SUCH REMEDIES OF ABATEMENT OF RENT AND TERMINATION. TENANT HEREBY AGREES THAT TENANT'S REMEDIES FOR DEFAULT HEREUNDER OR IN ANY WAY ARISING IN CONNECTION WITH THIS LEASE INCLUDING ANY BREACH OF ANY PROMISE OR INDUCEMENT OR WARRANTY, EXPRESSED OR IMPLIED, SHALL BE LIMITED TO SUIT FOR DIRECT AND PROXIMATE DAMAGES PROVIDED THAT TENANT HAS GIVEN THE NOTICES AS HEREINAFTER REQUIRED. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS LEASE, THE LIABILITY OF LANDLORD TO TENANT FOR ANY DEFAULT BY LANDLORD UNDER THIS LEASE SHALL BE LIMITED TO THE INTEREST OF LANDLORD IN THE BUILDING AND THE PROPERTY AND TENANT AGREES TO LOOK SOLELY TO LANDLORD'S INTEREST IN THE BUILDING AND THE PROPERTY FOR THE RECOVERY OF ANY JUDGMENT AGAINST THE LANDLORD, IT BEING INTENDED THAT LANDLORD SHALL NOT BE PERSONALLY LIABLE FOR ANY JUDGMENT OR DEFICIENCY. TENANT HEREBY COVENANTS THAT, PRIOR TO THE FILING OF ANY SUIT FOR DIRECT AND PROXIMATE DAMAGES, IT SHALL GIVE LANDLORD AND ALL MORTGAGEES WHOM TENANT HAS BEEN NOTIFIED HOLD MORTGAGES OR DEED OF TRUST LIENS ON THE PROPERTY, BUILDING OR PREMISES ("LANDLORD MORTGAGEES") NOTICE AND REASONABLE TIME TO CURE ANY ALLEGED DEFAULT BY LANDLORD.

        IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease in multiple original counterparts as of the day and year first above written.

WITNESS/ATTEST:		LANDLORD:
TRANSWESTERN METRO BUSINESS PARK, L.L.C., A Delaware limited liability company
By:	/s/ JEANINE M. VALDEZ Name: Jeanine M. Valdez Title: Administrative Associate	By:	Transwestern Investment Company, L.L.C., its agent
/s/ JOSEPH P. CONCEPCION Name: Joseph P. Concepcion Title: Vice President
WITNESS/ATTEST:		TENANT:
MRS. FIELDS' ORIGINAL COOKIES, INC., a Delaware corporation
By:	/s/ ILLEGIBLE Name: ILLEGIBLE Title: ILLEGIBLE	By:	/s/ MICHAEL WARD Name: MICHAEL WARD Title:

EXHIBIT A

OUTLINE AND LOCATION OF PREMISES

        This Exhibit is attached to and made a part of the Lease dated 5 h, 2003 by and between Transwestern Metro Business Park, L.L.C., a Delaware limit d liability company ("Landlord") and Mrs. Fields' Original Cookies, Inc., a Delaware corporation ("Tenant") for space in the Building located at 1290 W, 2320 South, West Valley City, Utah.

OFFICE 121
OFFICE 122
HALL 125
ELEC. 123
REST ROOM 101
OFFICE 126
OFFICE 127
HALL 128
STOR. 129
HALL 130
STOR. 131
RESEARCH / DEVELOP 132
FIRE RISER 101
FINANCE 133
PRETZEL KITCHEN 135
MRS F KITCHEN 136
TCBY KITCHEN 134
TCBY SERVING 137
TCBY TRAINING 138
PRETZEL SERVING 139
MRS F SERVING 141
PRETZEL TRAINING 140
MRS F TRAINING 142
BREAK ROOM 143
MEN 120
STOR 152
WOMEN 119
HALL 118
COMPUTER TRAINING 144
HALL 145
OFFICE 146
HALL 147
OFFICE 148
COPY 149
OFFICE 150
OFFICE 110
HALL 114
ENTRY 151
OFFICE 111
STOR. 112
OFFICE 113
NORTH

EXHIBIT B

RULES AND REGULATIONS

        The following rules and regulations shall apply, where applicable, to the Premises, the Building, the parking garage associated therewith (if any), the Property and the appurtenances thereto:

             1.  Sidewalks, entrances, passageways, courts, corridors, vestibules, halls, elevators and stairways in and about the Building shall not be obstructed nor shall objects be placed against glass partitions, doors or windows which would be unsightly from the Building's corridors from the exterior of the Building.

             2.  Plumbing, fixtures and appliances shall be used for only the purpose for which they were designed and no foreign substance of any kind whatsoever shall be thrown or placed therein. Damage resulting to any such fixtures or appliances from misuse by Tenant or its agents, employees or invitees, shall be paid for by Tenant and Landlord shall not in any case be responsible therefor.

             3.  Any sign, lettering, picture, notice, or advertisement installed within the Premises which is visible from the public corridors within the Building shall be installed in such manner, and be of such character and style, as Landlord shall approve, in writing in its reasonable discretion. No sign, lettering, picture, notice or advertisement shall be placed on any outside window or door or in a position to be visible from outside the Building except as specifically provided in the Lease. No nails, hooks or screws (except for customary artwork or wall hangings) shall be driven or inserted into any part of the Premises or Building except by Building maintenance personnel, nor shall any part of the Building be defaced or damaged by Tenant.

             4.  Tenant shall not place any additional lock or locks on any door in the Premises or Building without Landlord's prior written consent. A reasonable number of keys to the locks on the doors in the Premises shall be furnished by Landlord to Tenant at the cost of Tenant, and Tenant shall not have any duplicate keys made. All keys and passes shall be returned to Landlord at the expiration or earlier termination of this Lease.

             5.  Tenant shall refer all contractors, contractors' representatives and installation technicians to Landlord for Landlord's supervision, approval and control before the performance of any contractual services. This provision shall apply to all work performed in the Building including, but not limited to installation of telephones, telegraph equipment, electrical devices and attachments, doors, entranceways, and any and all installations of every nature affecting floors, walls, woodwork, window trim, ceilings, equipment and any other physical portion of the Building. Tenant shall not waste electricity, water or air conditioning. All controls shall be adjusted only by Building personnel.

             6.  Movement in or out of the Building of furniture or office equipment, or dispatch or receipt by Tenant of any merchandise or materials which require the use of elevators, stairways, lobby areas, or loading dock areas, shall be restricted to hours designated by Landlord. Tenant must seek Landlord's prior approval by providing in writing a detailed listing of such activity. If approved by Landlord, such activity shall be under the supervision of Landlord and performed in the manner stated by Landlord. Landlord may prohibit any article, equipment or any other item from being brought into the Building. Tenant is to assume all risk for damage to articles moved and injury to persons resulting from such activity. If any equipment, property and/or personnel of Landlord or of any other tenant is damaged or injured as a result of or in connection with such activity, Tenant shall be solely liable for any and all damage or loss resulting therefrom.

             7.  All corridor doors, when not in use, shall remain closed. Tenant shall cause all doors to the Premises to be closed and securely locked before leaving the Building at the end of the day.

             8.  Tenant shall keep all electrical and mechanical apparatus owned by Tenant free of vibration, noise and airwaves which may be transmitted beyond the Premises.

             9.  Canvassing, soliciting and peddling in or about the Building or Property is prohibited. Tenant shall cooperate and use its best efforts to prevent the same.

           10.  Tenant shall not use the Premises in any manner which would overload the standard heating, ventilating or air conditioning systems of the Building.

           11.  Tenant shall not utilize any equipment or apparatus in such manner as to create any magnetic fields or waves which adversely affect or interfere with the operation of any systems or equipment in the Building or Property.

           12.  Bicycles and other vehicles are not permitted inside or on the walkways outside the Building, except in those areas specifically designated by Landlord for such purposes.

           13.  Tenant shall not operate or permit to be operated on the Premises any coin or token operated vending machine or similar device (including, without limitation, telephones, lockers, toilets, scales, amusements devices and machines for sale of beverages, foods, candy, cigarettes or other goods), except for those vending machines or similar devices which are for the sole and exclusive use of Tenant's employees, and then only if such operation does not violate the lease of any other tenant in the Building.

           14.  Tenant shall utilize the termite and pest extermination service designated by Landlord to control termites and pests in the Premises. Except as included in Basic Costs, Tenant shall bear the cost and expense of such extermination services.

           15.  Tenant shall not open or permit to be opened any window in the Premises. This provision shall not be construed as limiting access of Tenant to any balcony adjoining the Premises.

           16.  To the extent permitted by law, Tenant shall not permit picketing or other union activity involving its employees or agents in the Building or on the Property, except in those locations and subject to time and other constraints as to which Landlord may give its prior written consent, which consent may be withheld in Landlord's sole discretion.

           17.  Tenant shall comply with all applicable laws, ordinances, governmental orders or regulations and applicable orders or directions from any public office or body having jurisdiction, with respect to the Premises, the Building, the Property and their respective use or occupancy thereof. Tenant shall not make or permit any use of the Premises, the Building or the Property, respectively, which is directly or indirectly forbidden by law, ordinance, governmental regulation or order, or direction of applicable public authority, or which may be dangerous to person or property.

           18.  Tenant shall not use or occupy the Premises in any manner or for any purpose which would injure the reputation or impair the present or future value of the Premises, the Building or the Property; without limiting the foregoing, Tenant shall not use or permit the Premises or any portion thereof to be used for lodging, sleeping or for any illegal purpose.

           19.  All deliveries to or from the Premises shall be made only at times, in the areas and through the entrances and exits designated for such purposes by Landlord. Tenant shall not permit the process of receiving deliveries to or from the Premises outside of said areas or in a manner which may interfere with the use by any other tenant of its premises or any common areas, any pedestrian use of such area, or any use which is inconsistent with good business practice.

           20.  Tenant shall carry out Tenant's permitted repair, maintenance, alterations, and improvements in the Premises only during times agreed to in advance by Landlord and in a manner which will not interfere with the rights of other tenants in the Building.

           21.  Landlord may from time to time adopt appropriate systems and procedures for the security or safety of the Building, its occupants, entry and use, or its contents. Tenant, Tenant's agents, employees, contractors, guests and invitees shall comply with Landlord's reasonable requirements thereto.

           22.  Landlord shall have the right to prohibit the use of the name of the Building or any other publicity by Tenant that in Landlord's opinion may tend to impair the reputation of the Building or its desirability for Landlord or its other tenants. Upon written notice from Landlord, Tenant will refrain from and/or discontinue such publicity immediately.

           23.  Neither Tenant nor any of its employees, agents, contractors, invitees or customers shall smoke in any area designated by Landlord (whether through the posting of a "no smoking" sign or otherwise) as a "no smoking" area. In no event shall Tenant or any of its employees, agents, contractors, invitees or customers smoke in the hallways or bathrooms of the Building. Landlord reserves the right to designate, from time to time, additional areas of the Building and the Property as "no smoking" areas and to designate the entire Building and the Property as a "no smoking" area.

EXHIBIT C

PAYMENT OF BASIC COSTS

        This Exhibit is attached to and made a part of the Lease dated                        , 2003 by and between Transwestern Metro Business Park, L.L.C., ("Landlord") and M s. Fields' Original Cookies, Inc. ("Tenant") for space in the Building located at 1290 W. 2320 South, West Valley City, Utah.

        A.    During each calendar year, or portion thereof, falling within the Lease Term, Tenant shall pay to Landlord as Additional Rent hereunder Tenant's Pro Rata Share of Basic Costs (as defined below) for the applicable calendar year. Prior to January 1 of each calendar year during the Lease Term, or as soon thereafter as practical, Landlord shall make a good faith estimate of Basic Costs for the applicable full or partial calendar year and Tenant's Pro Rata Share thereof. On or before the first day of each month during such calendar year, Tenant shall pay Landlord, as Additional Rent, a monthly installment equal to one-twelfth of Tenant's Pro Rata Share of Landlord's estimate of Basic Costs. Landlord shall have the right from time to time during any such calendar year to revise the estimate of Basic Costs for such year and provide Tenant with a revised statement therefor (provided, however, Landlord agrees that Landlord shall not issue a revised statement more than twice in any calendar year), and thereafter the amount Tenant shall pay each month shall be based upon such revised estimate. If Landlord does not provide Tenant with an estimate of the Basic Costs by January 1 of any calendar year, Tenant shall continue to pay a monthly installment based on the previous year's estimate until such time as Landlord provides Tenant with an estimate of Basic Costs for the current year. Upon receipt of such current year's estimate, an adjustment shall be made for any month during the current year with respect to which Tenant paid monthly installments of Additional Base Rent based on the previous years estimate. Tenant shall pay Landlord for any underpayment upon demand. Any overpayment in excess of the equivalent of one (1) month's Base Rent shall, at Landlord's option, be refunded to Tenant or credited against the installment(s) of Additional Rent next coming due under the Lease. Any overpayment in an amount equal to or less than the equivalent of one (1) month's Base Rent shall, at Landlord's option, be refunded to Tenant or credited against the installment of Additional Rent due for the month immediately following the furnishing of such estimate. Any amount paid by Tenant based on any estimate shall be subject to adjustment pursuant to Paragraph B below, when actual Basic Costs are determined for such calendar year.

        B.    As soon as is practical following the end of each calendar year during the Lease Term, Landlord shall furnish to Tenant a statement of Landlord's actual Basic Costs for the previous calendar year. If for any calendar year the Additional Rent collected for the prior year, as a result of Landlord's estimate of Basic Costs, is in excess of Tenant's actual Pro Rata Share of Basic Costs for such prior year, then Landlord shall refund to Tenant any overpayment (or at Landlord's option apply such amount against Additional Base Rent due or to become due hereunder). Likewise, Tenant shall pay to Landlord, on demand, any underpayment with respect to the prior year whether or not the Lease has terminated prior to receipt by Tenant of a statement for such underpayment, it being understood that this clause shall survive the expiration of the Lease.

        C.    Basic Costs shall mean all direct and indirect costs, expenses paid and disbursements of every kind (subject to the limitations set forth below) which Landlord incurs, pays or becomes obligated to pay in each calendar year in connection with operating, maintaining, repairing, owning and managing the Building and the Property including but not limited to, the following:

          (1)   All labor costs for all persons performing services required or utilized in connection with the operation, repair, replacement and maintenance of and control of access to the Building and the Property, including but not limited to amounts incurred for wages, salaries and other compensation for services, professional training, payroll, social security, unemployment and other similar taxes, workers' compensation insurance, uniforms, training, disability benefits, pensions, hospitalization, retirement plans, group insurance or any other similar or like expenses or benefits.

          (2)   All management fees, the cost of equipping and maintaining a management office at the Building, accounting services, legal fees not attributable to leasing and collection activity, and all other administrative costs relating to the Building and the Property.

          (3)   All Rent and/or purchase costs of materials, supplies, tools and equipment used in the operation, repair, replacement and maintenance and the control of access to the Building and the Property.

          (4)   All amounts charged to Landlord by contractors and/or suppliers for services, replacement parts, components, materials, equipment and supplies furnished in connection with the operation, repair, maintenance, replacement and control of access to any part of the Building, or the Property generally, including the heating, air conditioning, ventilating, plumbing. electrical, elevator and other systems and equipment of the Building and the garage. At Landlord's option, major repair items may be amortized over a period of up to five (5) years or largest period permitted.

          (5)   All premiums and deductibles paid by Landlord for fire, flood and extended insurance coverage, earthquake and extended coverage insurance, liability and extended coverage insurance, Rent loss insurance, elevator insurance, boiler insurance and other insurance customarily carried from time to time by landlords of comparable Office/Flex buildings or required to be carried by Landlord's mortgagee.

          (6)   Charges for all utilities, including but not limited to water, electricity, gas and sewer, but excluding those electrical charges for which tenants are individually responsible.

          (7)   "Taxes", which for purposes hereof, shall mean (a) all real estate, city, county, village, school and transit taxes, charges and assessments assessed, levied or imposed on the Property, the Building or the Premises, whether general or specific, ordinary or extraordinary, foreseen or unforeseen, and taxes, charges and assessments levied in substitution or supplementation in whole or in part thereof, (b) all personal property taxes for the Building's personal property, including license expenses, (c) all taxes imposed on services of Landlord's agents and employees, (d) all sales, use or other tax, excluding state and/or federal income tax now or hereafter imposed by any governmental authority upon Rent received by Landlord, (e) all other taxes, fees, charges or assessments now or hereafter levied by any governmental or other taxing authority on the Property, the Building or its contents or on the operation and use thereof (except as relate to specific tenants), and (f) all costs and fees incurred in connection with seeking reductions in or refunds in Taxes including, without limitation, any costs incurred by Landlord to challenge the tax valuation of the Building or Property, but excluding income taxes. Estimates of real estate taxes and assessments for any calendar year during the Lease Term shall be determined based on Landlord's good faith estimate of the real estate taxes and assessments. Taxes and assessments hereunder are those accrued with respect to such calendar year, as opposed to the real estate taxes and assessments paid or payable for such calendar year.

          (8)   All landscape expenses and costs of repairing, resurfacing and striping of the parking areas and garages of the Property, if any.

          (9)   Cost of all maintenance service agreements, including those for equipment, alarm service, window cleaning, drapery or mini-blind cleaning, janitorial services, metal refinishing, pest control, uniform supply, landscaping and any parking equipment.

          (10) Cost of all other repairs, replacements and general maintenance of the Property and Building neither specified above nor directly billed to tenants, including the cost of maintaining all interior Common Areas including lobbies, multi-tenant hallways, restrooms and service areas.

          (11) The amortized cost of capital improvements made to the Building or the Property which are (a) primarily for the purpose of reducing operating expense costs or otherwise improving the operating efficiency of the Property or Building; or (b) required to comply with any laws, rules or regulations of any governmental authority or a requirement of Landlord's insurance carrier. The cost of such capital improvements shall be amortized over a period of five (5) years, or longer (at Landlord's option), and shall, at Landlord's option, include interest at a rate that is reasonably equivalent to the interest rate that Landlord would be required to pay to finance the cost of the capital improvement in question as of the date such capital improvement is performed, provided if the payback period for any capital improvement is less than five (5) years, Landlord may amortize the cost of such capital improvement over the payback period.

          (12) Any other charge or expense of any nature whatsoever which, in accordance with general industry practice with respect to the operation of a first class Office/Flex building, would be construed as an operating expense.

        D.    Basic Costs shall not include repairs and general maintenance paid from proceeds of insurance or by a tenant or other third parties, and alterations attributable solely to individual tenants of the Property. Further, Basic Costs shall not include the cost of capital improvements (except as above set forth), depreciation, interest (except as provided above with respect to the amortization of capital improvements), lease commissions, and principal payments on mortgage and, other non-operating debts of Landlord. Capital improvements are more specifically defined as:

          (1)   Costs incurred in connection with the original construction of the Property or with any major changes to same, including but not limited to, additions or deletions of corridor extensions, renovations and improvements of the Common Areas beyond the costs caused by normal wear and tear, and upgrades or replacement of major Property systems; and

          (2)   Costs of correcting defects (including latent defects), including any allowances for same, in the construction of the Property or its related facilities; and

          (3)   Costs incurred in renovating or otherwise improving, designing, redesigning, decorating or redecorating space for tenants or other occupants of the Property or other space leased or held for lease in the Property.

        E.    If the Building and the other buildings Landlord operates in conjunction therewith are not at least ninety-five percent (95%) occupied, in the aggregate, during any calendar year of the Lease Term or if Landlord is not supplying services to at least ninety-five percent (95%) of the Approximate Rentable Area of the Building and such other buildings at any time during any calendar year of the Lease Term, actual Basic Costs for purposes hereof shall, at Landlord's option, be determined as if the Building and such other buildings had been ninety-five percent (95%) occupied and Landlord had been supplying services to ninety-five percent (95%) of the Approximate Rentable Area of the Building and such other buildings during such year. Any necessary extrapolation of Basic Costs that are affected by changes in the occupancy of the Building (including, at Landlord's option, Taxes) shall be made to the cost that would have been incurred if the Building had been ninety-five percent (95%) occupied and Landlord had been supplying services to ninety-five percent (95%) of the Approximate Rentable Area of the Building.

EXHIBIT D

WORK LETTER

        This Exhibit is attached to and made a part of the Lease by and between Transwestern Metro Business Park, L.L.C. ("Landlord") and Mrs. Fields' Original Cookies, Inc. ("Tenant") for space in the Building located at 1290 W. 2320 South, West Valley City, Utah.

Alterations and Allowance.

        Tenant, following the delivery of the Premises by Landlord and the full and final execution and delivery of this Lease and all prepaid Rent and security deposits required hereunder, shall have the right to perform alterations and improvements in the Premises (the "Initial Alterations"). Notwithstanding the foregoing, Tenant and its contractors shall not have the right to perform Initial Alterations in the Premises unless and until Tenant has complied with all of the terms and conditions of Article 10.B. of this Lease, including, without limitation, approval by Landlord of the final plans for the Initial Alterations and the contractors to be retained by Tenant to perform such Initial Alterations. Tenant shall be responsible for all elements of the design of Tenant's plans (including, without limitation, compliance with law, functionality of design, the structural integrity of the design, the configuration of the premises and the placement of Tenant's furniture, appliances and equipment), and Landlord's approval of Tenant's plans shall in no event relieve Tenant of the responsibility for such design.

        Tenant agrees to provide Landlord with an itemized statement of estimated renovation costs, including hard construction costs, permits and fees and architectural, engineering and contracting fees, new furniture, fixtures, equipment and related soft costs for Landlord's approval (the "Approved Budget").

        Provided Tenant is not in default, Landlord agrees to contribute up to the sum of Five Hundred Thousand and No/100 Dollars ($500,000.00) (the "Allowance") toward the cost of performing the Initial Alterations in preparation of Tenant's occupancy of the Premises.

        The Allowance may be used towards the "Cost of the Initial Alterations" in accordance with the Approved Budget. As used herein, "Cost of the Initial Alterations" shall mean costs of all labor and materials, general contractor's fees and any permit or license fees necessary for completion of construction of the Initial Alterations, including all hard costs and other soft costs, including furniture, fixtures and equipment. The Allowance, less a 10% retainage (which retainage shall be payable as part of the final draw), shall be paid to Tenant or, at Landlord's option, to the order of the general contractor that performs the Initial Alterations, in periodic disbursements within thirty (30) days after receipt of the following documentation: (i) an application for payment and sworn statement of contractor substantially in the form of AIA Document G-702 covering all work for which disbursement is to be made to a date specified therein; (ii) a certification from an AIA architect substantially in the form of the Architect's Certificate for Payment which is located on AIA Document G702, Application and Certificate of Payment; (iii) Contractor's, subcontractor's and material supplier's waivers of liens which shall cover all Initial Alterations for which disbursement is being requested and all other statements and forms required for compliance with the mechanics' lien laws of the State of Utah, (iv) plans and specifications for the Initial Alterations, together with a certificate from an AIA architect that such plans and specifications comply in all material respects with all laws affecting the Building, Property and Premises; (v) copies of all construction contracts for the Initial Alterations, together with copies of all change orders, if any; and (vi) a request to disburse from Tenant containing an approval by Tenant of the work done and a good faith estimate of the cost to complete the Initial Alterations. Upon completion of the Initial Alterations, and prior to final disbursement of the Allowance, Tenant shall furnish Landlord with: (1) general contractor and architect's completion affidavits, (2) full and final waivers of lien, (3) as-built plans of the Initial Alterations, (4) the certification of Tenant and its architect that the Initial Alterations have been installed in a good and workmanlike manner in accordance with the approved plans, and in accordance with applicable laws, codes and ordinances, and (5) a certificate of occupancy for the Premises. In no event shall Landlord be required to disburse the Allowance more than one time per month. If the Initial Alterations exceed the Allowance, Tenant shall be entitled to the Allowance in accordance with the terms hereof, but each individual disbursement of the Allowance shall be disbursed in the proportion that the Allowance bears to the total cost for the Initial Alterations, less the 10% retainage referenced above. Notwithstanding anything herein to the contrary, Landlord shall not be obligated to disburse any portion of the Allowance during the continuance of an uncured default under the Lease, and Landlord's obligation to disburse shall only resume when and if such default is cured.

        In the event that Tenant has not used the entire Allowance toward the Cost of Initial Alterations, and further provided (i) Tenant is not in default under the Lease and (ii) the Initial Alterations have been completed and fully paid for, Tenant may apply any excess Allowance towards Base Rent next accruing in an amount not to exceed $14,166.68 (four (4) months Base Rent) (the "Maximum Credit Amount"). The actual Allowance amount used by Tenant (whether applied against the Cost of Initial Alterations or applied against Base Rent as provided above) shall be repaid by Tenant over the initial Lease Term with interest on the principal balance from time to time outstanding at eleven percent (11%) per annum, compounded and shall be repaid by Tenant in equal monthly installments at the same time as monthly installments of Base Rent, which installments shall be deemed Additional Rent under the Lease. Landlord and Tenant will enter into an amendment to the Lease specifying the amount of monthly amortizing payments as provided above. Upon the early termination of the Lease Term for any reason, or upon the occurrence of an Event of Default by Tenant, the entire unpaid principal balance of the Allowance and all accrued and unpaid interest thereon shall immediately become due and payable.

        Tenant shall be responsible for all applicable state sales or use taxes, if any, payable in connection with the Initial Alterations and/or Allowance.

        Tenant agrees to accept the Premises in its "as-is" condition and configuration, it being agreed that Landlord shall not be required to perform any work or, except as provided above with respect to the Allowance, incur any costs in connection with the construction or demolition of any improvements in the Premises.

        This Exhibit shall not be deemed applicable to any additional space added to the original Premises at any time or from time to time, whether by any options under the Lease or otherwise, or to any portion of the original Premises or any additions to the Premises in the event of a renewal or extension of the original Term of this Lease, whether by any options under the Lease or otherwise, unless expressly so provided in the Lease or any amendment or supplement to the Lease.

EXHIBIT E

ADDITIONAL PROVISIONS

        This exhibit is attached to and made a part of the Lease dated                        , 2003 by and between Transwestern Metro Business Park, L.L.C ("Landlord") and Mrs. Fields' Original Cookies, Inc., a Delaware corporation ("Tenant") for space in the Building located at 1290 W. 2320 South, West Valley City, Utah.

        Extension Option.    Landlord hereby grants to Tenant an option to extend the Lease Term for two (2) periods of five (5) years each (each an "Extension Period"). The first Extension Period shall commence on the day following the initial Lease Term ("First Extension Commencement Date") and shall expire on the day preceding the 5th anniversary of the First Extension Commencement Date ("First Extension Expiration Date"), unless sooner terminated in accordance with the terms and provisions of the Lease. The second Extension Period shall commence on the day following the First Extension Expiration Date ("Second Extension Commencement Date") and shall expire on the day preceding the 5th anniversary of the Second Extension Commencement Date, unless sooner terminated in accordance with the terms and provisions of the Lease.

        Each of the Extension Periods shall be upon the same terms, covenants, and conditions as set forth in the Lease with respect to the initial Lease Term, except that Base Rent payable during each of the Extension Periods shall be equal to the Fair Market Rental Rate (as defined below) for lease terms commencing on or about the applicable Extension Commencement Date, as reasonably determined by Landlord. Notwithstanding anything contained herein to the contrary, in no event shall (i) the annual rate of Base Rent for the first Extension Period be less than the annual rate of Base Rent under the Lease immediately prior to the First Extension Commencement Date or (ii) the annual rate of Base Rent for the second Extension Period be less than the annual rate of Base Rent under the Lease immediately prior to the Second Extension Commencement Date. Tenant shall be required to pay Tenant's Pro Rata Share of Basic Costs and Taxes during each Extension Period, if Tenant has elected to extend the Lease Term.

        If Tenant desires to exercise either option to extend, Tenant shall deliver a written notice (the "Extension Period Rental Rate Request") to Landlord requesting that Landlord advise Tenant in writing of Landlord's determination of the Fair Market Rental Rate for the applicable Extension Period. The Extension Period Rental Rate Request shall be delivered by Tenant no earlier than twelve (12) months prior to the expiration of the initial Lease Term or the first Extension Period, as the case may be, and no later than six (6) months prior to the end of the initial Lease Term or the first Extension Period, as the case may be, time being of the essence. Landlord shall, in response to such request by Tenant, notify Tenant in writing of the rental rate for the applicable Extension Period (the "Extension Period Rental Rate"), no later than five (5) months prior to the expiration of the initial Lease Term on the First Extension Period, as the case may be.

        If Tenant desires to extend the Lease Term for the applicable Extension Period, at the applicable Extension Period Rental Rate, Tenant shall deliver written notice ("Extension Notice") to Landlord to such effect no later than six (6) months prior to the expiration of the initial Lease Term or the first Extension Period, as the case may be, time being of the essence. If not so exercised, Tenant's option to extend shall thereupon automatically expire. Once Tenant delivers the Extension Notice to the Landlord, as provided above, Tenant's election to extend the Lease Term shall be irrevocable by Tenant.

        Unless Landlord, in its sole and absolute discretion, otherwise agrees in writing, Tenant may only exercise its option to extend and an exercise thereof shall only be effective, if at the time of Tenant's exercise of the option and on the applicable Extension Commencement Date, the Lease is in full force and effect and no uncured default by Tenant under the Lease shall then exist, and, inasmuch as the option is intended only for the original Tenant named in the Lease, Tenant has not assigned the Lease or sublet any portion of the Premises.

        Upon the valid exercise by Tenant of an option to extend, Landlord and Tenant shall promptly enter into a written supplement to the Lease confirming the terms, conditions and provisions applicable to the applicable Extension Period, as determined in accordance with the provisions of this Section.

        For purposes of the Lease, the term "Fair Market Rental Rate" shall mean a rate comprised of (i) the prevailing base rental rate per square foot of rentable area available in the Pertinent Market (as defined below), and taking into account tenant improvement allowances, other tenant inducements, operating cost stops and tax cost stops, and brokerage commissions, as determined by Landlord in good faith, and (ii) any escalation of any such base rental rate (based upon a fixed step and/or index) prevailing in the Pertinent Market, as determined by Landlord in good faith, taking into account (A) comparable leases (on the basis of factors such as, but not limited to, size and location of space and commencement date and term of lease), if any, recently executed for space in the Building, and (B) leases for comparable (on the basis of factors such as, but not limited to, size and location of space and commencement date and term of lease) improved space in office buildings in the Salt Lake City, Utah area which are comparable to the Building in reputation, quality, age, size, location and level and quality of services provided and which have reached economic stabilization (the foregoing factors not being exclusive in identifying comparable buildings) (the Building, together with such comparable buildings, if applicable, being herein referred to as the "Pertinent Market").

EXHIBIT F

COMMENCEMENT LETTER

Date
Tenant
Address

Re:
Commencement Letter With Respect to That Certain Lease dated                        , 2003 by and between Transwestern Metro Business Park, L.L.C as Landlord and                        , a(n)                         corporation as Tenant for an Approximate Rentable Area in the Premises of                        Square Feet on the                         Floor of the Building Located at 1290 W. 2320 South, West Valley City, Utah.

Dear

In accordance with the terms and conditions of the above referenced Lease, Tenant hereby accepts possession of the Premises and agrees as follows:

The Commencement Date of the Lease is
The Termination Date of the Lease is
Landlord agrees to complete the work in the Premises identified in the punchlist jointly prepared by Landlord and Tenant dated

        Please acknowledge your acceptance of possession and agreement to the terms set forth above by signing all three (3) copies of this Commencement Letter in the space provided and returning two (2) fully executed copies of the same to my attention.

Sincerely,
XXXXXXXXXXXX
Property Manager Agreed and Accepted
TENANT:
By:
Name:
Title:

EXHIBIT G

FORM OF TENANT ESTOPPEL CERTIFICATE

To:	, its successors and assigns ("Lender") , its successors and assigns ("Purchaser") Transwestern Metro Business Park, L.L.C., its successors and assigns ("Landlord")
Re:	Property: Building: 1290 W. 2320 South, West Valley City, Utah Lease Date: , 2003 Tenant: Premises: Suite No. Approximate Rentable Area in the Premises:

Ladies/Gentlemen:

        The undersigned ("Tenant") understands that: (a) Lender has made (or is about to make) a loan (the "Loan") to Landlord, which Loan is (or will be) secured by a mortgage encumbering the Property and an assignment to Lender of the leases, rents and profits from the Property; and (b) Purchaser and/or Lender will be relying upon the contents of this Tenant Estoppel Certificate in connection with the purchase of the Property; and (c) Lender will be relying upon the contents of this Tenant Estoppel Certificate in connection with the making of the Loan. Landlord has requested the undersigned to deliver this Tenant Estoppel Certificate to Landlord, Purchaser and Lender. The undersigned, as tenant under the above-referenced lease (such lease, together with all amendments, supplements and modifications being referred to collectively as the "Lease"), hereby certifies to Landlord, Purchaser, Lender and their respective successors and assigns, as of the date hereof, as follows:

          1.     The Lease is in full force and effect. The Lease has not been amended, modified or supplemented, except as follows (if none, state none) :                        The Lease, as amended (if amended), represents the entire agreement between Landlord and Tenant as to the above-referenced demised premises (the "Premises"). A true, correct and complete copy of the Lease is attached hereto as Exhibit A.

          2.     The Premises consist of            square feet of Approximate Rentable Area (and            square feet of storage space) and the present use of the Premises as                         does not violate any clause in the Lease which specifies the purposes for which the Premises will be used or operated.

          3.     The monthly rentals currently being paid for the Premises are as follows:

Base Rent	$
Basic Costs	$

Percentage Rent (if applicable)	$

Merchant's Association (if applicable)	$
Common Area Electricity Cost	$

Electricity Charges	$
Utilities	$

Other [ ]	$

  Tenant has paid all Rent and other amounts required under the Lease up to and including                        , 200

          4.     Tenant pays a pro rata share of (a) Common Area Electricity Costs and (b) Basic Costs [in excess of Basic Costs for calendar year             ], as described in the Lease. Tenant's pro rata share is      %. Tenant has paid its share of all such costs in full for the period ending                         200

          5.     Tenant's security deposit under the Lease, currently on deposit with Landlord, is $                        (the "Security Deposit"). Tenant has paid no utility, maintenance or other deposit or amount to Landlord which are required to be returned to Tenant, and Tenant has no claim against Landlord for any such deposits or security. The Security Deposit has not been drawn against for Rent due or for any other purpose by Landlord. Landlord is not liable for, or required to provide to Tenant, any interest on the principal amount of the Security Deposit.

          6.     Tenant has paid as advance rent under the Lease the amount of (if none, state none) $                  (the "Advance Rent"). Except for the Advance Rent, Tenant has not paid to Landlord any other advances of any rent due under the Lease.

          7.                             The Commencement Date of the Lease as                        , 200    . The Lease Term ends on                        ,        (the "Termination Date") unless sooner terminated as provided in the Lease, subject to the following renewal or extension options (the "Extension Options") (if none, state none) :                        . Tenant has no right or option to terminate the Lease prior to the Termination Date.

          8.     All work and improvements required to be completed by Landlord at the Property have been satisfactorily completed, approved and accepted by Tenant, and except as specifically provided for in Exhibit D of the Lease, there are no sums due to Tenant. Except as specifically provided for in said Exhibit D, Landlord has not agreed to grant Tenant any free rent or rent rebate or to make any contribution to tenant improvements, which agreement has not heretofore been satisfied by Landlord in full. Landlord has not agreed to reimburse Tenant for or to pay Tenant's rent obligation under any other lease.

          9.     No default on the part of Landlord or Tenant exists under the Lease. No event that with the giving of notice or the passage of time, or both, would constitute a default by Landlord or Tenant under the Lease has occurred. Tenant has no offset, defense, deduction or claim against Landlord.

          10.   Tenant has not assigned, sublet or transferred its interest in the Lease and/or the Premises, or any part thereof.

          11.   Tenant has accepted possession of the Premises and occupies the entire Premises under the Lease.

          12.   Tenant has no right or option to expand the Premises, to lease additional space at the Property or to relocate to different space, except that Tenant has a right of first refusal or other right(s) to lease the following space at the Property (if none, state none):

          14.   Tenant has no option or right pursuant to the Lease or otherwise to purchase the Property, or any part thereof.

          15.                           Tenant has the right to use or occupy a total of parking spaces (of which            are reserved for the exclusive use of Tenant, its employees and guests), at an aggregate monthly cost of $

          16.   No bankruptcy or insolvency proceedings are pending by or against Tenant or any Guarantor and no bankruptcy or insolvency proceedings are contemplated by Tenant or, to the best of Tenant's knowledge, any Guarantors.

          17.   Landlord has completed all maintenance items which are the responsibility of Landlord pursuant to the terms of the Lease.

          18.   Tenant has not stored, generated, used or otherwise dealt with, and will not store, generate, use of otherwise deal with, in the Premises or the Property, any Environmental Pollutants (as defined in the Lease), except those cleaning supplies and other similar materials which are otherwise used in the normal course of Tenant's current permitted use of the Premises, all of which are used and stored by Tenant in accordance with the provisions of the Lease and applicable law.

          19.   No commission or other payment is due to any real estate broker, consultant or agent by Tenant in connection with the leasing of the Premises to Tenant. There are no agreements, oral or written, under which any real estate broker, consultant or agent is entitled to any future payment or commission by Tenant in connection with the leasing of the Premises to Tenant, including without limitation any current or future renewal or extension of the Lease, or expansion of the Premises.

          20.   Tenant has not caused any new construction or major repair work to be performed in the Premises or on the Property for a least one hundred twenty (120) days, or, if performed, the costs of such work have been paid in full. Tenant has not contracted for any labor to be supplied to the Property, or for any materials to be delivered thereto, that might become the subject of a lien upon the Property and that have not been paid for in full.

          20.   Tenant is in full compliance with its obligations under the Lease to maintain the insurance policies and coverage required therein. Tenant agrees to amend said insurance coverage to name Purchaser/Lender thereunder as an additional insured(s).

          21.   In the event that Lender succeeds to the interest of Landlord or any successor to Landlord, then Tenant hereby agrees to attorn to and accept Lender and to recognize Lender as its landlord under the Lease for the then remaining balance of the term thereof, and upon request of Lender, Tenant shall execute and deliver to Lender an agreement of attornment reasonably satisfactory to Lender.

          22.   The address for all notices required to be delivered to Tenant (and any other party required to receive copies of any notices) under the Lease is as follows:

        The statements contained herein may be relied upon by Landlord, Purchaser and Lender and their respective successors and assigns. The undersigned person hereby certifies that he or she is duly authorized to execute and deliver this Tenant Estoppel Certificate on behalf of Tenant.

TENANT:

Date: , 200	By:

Name:

Title:

QuickLinks

  Exhibit 10.23
FIRST AMENDMENT TO OFFICE/FLEX BUILDING LEASE
RECITALS
OFFICE/FLEX BUILDING LEASE BETWEEN TRANSWESTERN METRO BUSINESS PARK, L.L.C. ("LANDLORD") AND MRS. FIELDS' ORIGINAL COOKIES, INC., A DELAWARE CORPORATION ("TENANT")
TABLE OF CONTENTS
OFFICE/FLEX BUILDING LEASE AGREEMENT
EXHIBIT A OUTLINE AND LOCATION OF PREMISES
EXHIBIT B RULES AND REGULATIONS
EXHIBIT C PAYMENT OF BASIC COSTS
EXHIBIT D WORK LETTER
EXHIBIT E ADDITIONAL PROVISIONS
EXHIBIT F COMMENCEMENT LETTER
EXHIBIT G FORM OF TENANT ESTOPPEL CERTIFICATE